UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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Colgate-Palmolive Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 25, 2015

Dear Fellow Colgate Stockholder:

You are cordially invited to attend our 2015 Annual Meeting of Stockholders on Friday, May 8, 2015, at 10:00 a.m., in the Broadway Ballroom of the Marriott Marquis Hotel, 1535 Broadway, between 45th and 46th Streets, New York, New York 10036.

At the meeting, we will ask you to elect the Board of Directors, to ratify the selection of the independent registered public accounting firm and to cast an advisory vote on executive compensation. We will also review the progress of the Company during the past year and answer your questions.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement describes the business we will conduct at the meeting and provides information about the Company that you should consider when you vote your shares.

The Proxy Statement includes a section highlighting the Company’s corporate governance practices. The Company and its Board of Directors have a longstanding commitment to good governance, and the Board reviews its governance practices on an ongoing basis to ensure that they promote stockholder value. We invite you to review the governance section beginning on page 7 of the Proxy Statement to learn more about our continuing commitment to excellence in corporate governance.

It is important that your stock be represented at the meeting. Whether or not you plan to attend the meeting in person, we hope that you will vote on the matters to be considered. You may vote your proxy via the internet or by telephone. If you received a printed copy of your proxy materials, you may also vote by mail by signing, dating and returning your proxy card in the envelope provided.

Very truly yours,

Ian Cook

Chairman of the Board, President and Chief Executive Officer

March 25, 2015

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2015 Annual Meeting of Stockholders of Colgate-Palmolive Company will be held in the Broadway Ballroom of the Marriott Marquis Hotel, 1535 Broadway, between 45th and 46th Streets, New York, New York 10036, on Friday, May 8, 2015, at 10:00 a.m., for the following purposes:

1.	To elect the Board of Directors;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015;

3.	To hold an advisory vote on executive compensation; and

4.	To consider and act upon such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 9, 2015 are entitled to vote at the Annual Meeting.

Your vote is important. We encourage you to vote by proxy even if you plan to attend the meeting. You may vote your proxy via the internet or by telephone by following the instructions included on your Notice of Internet Availability or, if you received a printed copy of your proxy materials, on your proxy card. If you received a printed copy of your proxy materials, you may also vote by mail by signing, dating and returning your proxy card in the envelope provided. Voting now will not limit your right to change your vote or to attend the meeting.

Jennifer M. Daniels
Chief Legal Officer and Secretary

Colgate-Palmolive Company
300 Park Avenue
New York, New York 10022

 QUESTIONS & ANSWERS

PROXY STATEMENT

Colgate-Palmolive Company (referred to in this Proxy Statement as “we,” “Colgate” or the “Company”) is sending you this Proxy Statement in connection with the solicitation by the Board of Directors (the “Board”) of proxies to be voted at Colgate’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”).

We are mailing a printed copy of this Proxy Statement, a proxy card and the 2014 Annual Report of the Company to our stockholders who have requested a printed copy, and a Notice of Internet Availability to all of our other stockholders who have not consented to electronic delivery beginning March 25, 2015. The Annual Report being made available on the internet and mailed with the Proxy Statement is not part of the proxy-soliciting material.

QUESTIONS AND ANSWERS ABOUT COLGATE’S ANNUAL MEETING

Q: Who is entitled to vote at the Annual Meeting?

A:	The Company has one class of voting stock outstanding: Common Stock. If you were a record owner of the Company’s Common Stock on March 9, 2015, the record date for voting at the Annual Meeting, you are entitled to vote at the meeting. At the close of business on March 9, 2015, there were 906,836,856 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock has one vote.

Q: How can I vote my shares?

A:	You can vote your shares in two ways: either by proxy or in person at the Annual Meeting by written ballot. If you choose to vote by proxy, you may do so using the internet, the telephone or, if you received a printed copy of your proxy materials, the mail. Each of these procedures is more fully explained below. Even if you plan to attend the meeting, the Board recommends that you vote by proxy.

Q: How can I vote my shares by proxy?

A:	Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number of stockholders be represented by proxy. You may vote your proxy by internet, telephone or, if you received a printed copy of your proxy materials, mail, each as more fully explained below. In each case, the deadline for voting is 11:59 p.m. (Eastern Daylight Time) on Thursday, May 7, 2015, unless you are a Colgate employee participating in the Colgate-Palmolive Company Employees Savings & Investment Plan (the “Savings and Investment Plan”) or another Colgate employee stock ownership plan, in which case the deadline for voting is 11:59 p.m. (Eastern Daylight Time) on Wednesday, May 6, 2015. When you vote your proxy, you can specify whether you wish to vote for or against or abstain from voting on each nominee for director and the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015. In addition, you can cast a non-binding advisory vote on executive compensation. We will vote your shares as you direct.

If any other matters are properly presented for consideration at the Annual Meeting, the Company’s directors named on the voting website and your proxy card as the Proxy Committee (the “Proxy Committee”) will have discretion to vote for you on those matters. At the time this Proxy Statement was printed, we knew of no other matters to be raised at the Annual Meeting.

Vote by Internet	To vote your shares via the internet, go to the voting website, www.proxyvote.com. Internet voting is available 24 hours a day, seven days a week. You will have the opportunity to confirm that your instructions have been properly recorded. Our internet voting procedures are designed to authenticate stockholders through individual control numbers. If you vote via the internet, you may incur costs such as internet access fees for which you will be responsible. If you received a proxy card in the mail and choose to vote via the internet, you do not need to return your proxy card.

Vote by Telephone	If you reside in the United States, Canada or Puerto Rico, you can vote your shares by telephone by calling the toll-free number provided on the voting website (www.proxyvote.com) and on the proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders through individual control numbers. If you received a proxy card in the mail and choose to vote by telephone, you do not need to return your proxy card.
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 QUESTIONS & ANSWERS

Vote by Mail	If you received a printed copy of your proxy materials, you can vote your shares by completing and mailing the enclosed proxy card to us so that we receive it by the deadline. If you received a Notice of Internet Availability, you can request a printed copy of your proxy materials by following the instructions contained in the notice. If you sign and return your proxy card but do not specify how to vote, we will vote your shares in favor of the Board’s nominees for director, the ratification of the selection of the independent registered public accounting firm and the advisory vote on executive compensation.

Q: How can I vote my shares in person?

A:	If you wish to vote at the Annual Meeting, written ballots will be available from the ushers at the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting. Voting by proxy, whether by internet, telephone or mail, will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you vote by proxy and also attend the meeting, there is no need to vote at the meeting unless you wish to change your vote.

Q: How can I attend the Annual Meeting in person?

A:	Attendance at the Annual Meeting is limited to holders of record of Common Stock on March 9, 2015, the record date for voting at the Annual Meeting. Admission to the Annual Meeting will be on a first-come, first-served basis and will require an admission ticket.

If you plan to attend the meeting, please request an admission ticket in advance as follows:

If you are a stockholder of record and vote by mailing a proxy card, mark the box on your proxy card to request an admission ticket. All other stockholders may request an admission ticket in one of four ways: (1) by visiting www.proxyvote.com and clicking on the “Shareholder meeting ticket request” link; (2) by sending an email to investor_relations@colpal.com; (3) by mailing a written request to Colgate-Palmolive Company, Attention: Investor Relations, 300 Park Avenue, New York, New York 10022 or (4) by calling Colgate Investor Relations at (212) 310-2575. If you are a beneficial owner and are requesting a ticket by e-mail, mail or phone, you must provide evidence of your stock ownership as of March 9, 2015.

Stockholders who do not obtain an admission ticket in advance may obtain one at the registration desk on the day of the Annual Meeting upon verification of their ownership as of March 9, 2015. If you are a beneficial owner, please bring the notice or voting instruction form you received from your bank, broker or other nominee or your brokerage statement reflecting your ownership of Common Stock as of March 9, 2015 to be admitted to the meeting. Please bring photo identification to aid in the ownership verification process.

Q: Can I listen to the Annual Meeting on the internet if I cannot attend in person?

A:	If you are not able to attend the Annual Meeting in person, you may access a live webcast of the meeting by visiting the Company’s website on Friday, May 8, 2015 at 10:00 a.m. (Eastern Daylight Time). For those unable to listen during the live webcast, a recorded version of the webcast will be made available on the Company’s website.

Q: Is my vote confidential?

A:	All proxies, ballots and vote tabulations that identify stockholders are confidential. An independent tabulator will receive, inspect and tabulate your proxy whether you vote by internet, telephone or mail. Your vote will not be disclosed to anyone other than the independent tabulator without your consent, except if proxies are being solicited for a change in control of the Company or if doing so is necessary to meet legal requirements.

Q: Can I change my vote?

A:	Yes. You can change your vote or revoke your proxy at any time before it is exercised at the Annual Meeting by taking any one of the following actions: (1) follow the instructions given for changing your vote via the internet or by telephone or deliver a valid written proxy with a later date; (2) notify the Secretary of the Company in writing that you have revoked your proxy (using the address for the Company Secretary in the Notice of Annual Meeting of Stockholders above); or (3) vote in person by written ballot at the Annual Meeting.

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 QUESTIONS & ANSWERS

Q: How many shares must be present to conduct the Annual Meeting?

A:	To carry on the business of the Annual Meeting, a minimum number of shares, constituting a quorum, must be present. The quorum for the Annual Meeting is a majority of the votes represented by the outstanding shares of Common Stock of the Company. This majority may be present in person or by proxy. Abstentions and “broker non-votes” (which are explained below) are counted as present to determine whether there is a quorum for the Annual Meeting.

Q: What if I am a beneficial owner and do not give instructions to my broker?

A:	As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your broker by the deadline provided in the proxy materials you receive from your broker. If you do not provide voting instructions to your broker, whether your broker can vote your shares depends on the type of item being considered for vote. Under the rules of the New York Stock Exchange (the “NYSE”), if your broker holds shares in your name and delivers this Proxy Statement or a Notice of Internet Availability to you, the broker is entitled to vote your shares with respect to the ratification of the selection of the independent registered public accounting firm (Proposal 2) even if the broker does not receive voting instructions from you. The broker is not entitled to vote your shares with respect to the election of directors or the advisory vote on executive compensation (Proposals 1 or 3) without your instructions.

A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have authority to vote on that proposal and has not received voting instructions from you. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal.

Q: What vote is required to pass each of the proposals at the Annual Meeting?

A:	Proposal 1: Election of Directors. Each of the ten nominees for director who receives at least a majority of the votes cast for such nominee will be elected. Votes cast include votes for or against each nominee and exclude abstentions. This means that if you abstain from voting for a particular nominee your vote will not count for or against the nominee. When voting your proxy, the Proxy Committee will vote for each of the nominees unless you instruct otherwise. In accordance with the majority voting standard in the Company’s by-laws, any nominee who does not receive a majority of the votes cast will be required to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then consider the resignation and make a recommendation to the Board.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required to ratify the selection of the independent registered public accounting firm. This means that if you abstain from voting on this proposal it will have the same effect as if you voted against it. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise.

Proposal 3: Advisory Vote on Executive Compensation. The affirmative vote of a majority of the shares represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required to approve the advisory vote on executive compensation. This means that if you abstain from voting on this proposal it will have the same effect as if you voted against it. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. The results of this vote are not binding on the Board, whether or not the proposal is passed. In evaluating the stockholder vote on this advisory proposal, the Board will consider the voting results in their entirety and take them into consideration when making future decisions regarding executive compensation.

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 QUESTIONS & ANSWERS

Q: How does the Board recommend I vote?

A:	The Board recommends that you vote as follows on each proposal:

Voting Matter	Board’s Recommendation
Proposal 1: Election of Directors	FOR each director nominee
Proposal 2: Ratification of Selection of Independent Registered Public	FOR
Accounting Firm
Proposal 3: Advisory Vote on Executive Compensation	FOR

Q: Who nominates the directors?

A:	Nominations for directors of the Company may be made at a stockholders’ meeting by the Board or by any stockholder of the Company who complies with the information and timely notice requirements of the Company’s by-laws. In addition, the Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders in writing if such candidates meet Colgate’s criteria for Board membership, as described in the “Nominating and Corporate Governance Committee Report.” The deadlines for nominations for this year’s and next year’s Annual Meetings are the same as those described below under “How do I submit a stockholder proposal?”

Q: How can I vote if I am an employee participating in the Company’s Savings and Investment Plan?

A:	If you are a Colgate employee who participates in the Savings and Investment Plan, your Notice of Internet Availability contains instructions on how to vote your shares via the internet or telephone. The notice also indicates the aggregate number of shares of Common Stock credited to your account under the Savings and Investment Plan as of March 9, 2015, the record date for voting at the meeting.

•	You can direct the trustee how to vote the shares via the internet or by telephone. You can also direct the trustee how to vote by mail by requesting a proxy card and returning your completed proxy card to us. Instructions for each method are indicated on the Notice of Internet Availability.

•	The deadline for submitting your vote is 11:59 p.m. (Eastern Daylight Time) on Wednesday, May 6, 2015. If you do not indicate your vote to the trustee by that time, the trustee will vote your shares in the same proportion as it votes the shares of employees who indicate their votes by that time.

Q: How can I vote if I am an employee participating in a stock ownership plan outside the United States?

A:	If you are a Colgate employee who participates in one of Colgate’s employee stock ownership plans outside the United States, you will receive separate voting instructions from your local Human Resources Department.

Q: How do I submit a stockholder proposal?

A:	Under the rules of the Securities and Exchange Commission (“SEC”), if you wish us to include a proposal in the Proxy Statement for next year’s Annual Meeting, we must receive it no later than November 26, 2015.

Under the Company’s by-laws, if you wish to submit a proposal for consideration at next year’s Annual Meeting, the Secretary of the Company must receive your proposal at least 60 days but not more than 90 days prior to the date of the meeting. Generally, the Company holds its Annual Meeting during the first or second week of May. Your proposal also must comply with certain information requirements set forth in the Company’s by-laws. You may obtain a copy of the Company’s by-laws from the Secretary. These requirements apply to any matter that a stockholder wishes to raise at the Annual Meeting other than pursuant to the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The deadline under the Company’s by-laws for receiving proposals for consideration at this year’s Annual Meeting was March 9, 2015.

Q: How are proxies solicited and what is the cost?

A:	We pay the cost of soliciting proxies for the meeting. Proxies may be solicited in person by our employees, or by mail, courier, telephone, facsimile or e-mail. In addition, we have retained D.F. King & Co. Inc. to solicit proxies by mail, courier, telephone, facsimile and e-mail. We will pay a fee of approximately $23,000 to D.F. King & Co. Inc. plus expenses for these services.

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 QUESTIONS & ANSWERS

Q: What is householding? Does Colgate use it?

A:	We have sent to our registered stockholders who have requested a printed copy of proxy materials and have the same address and last name a single copy of this Proxy Statement and the 2014 Annual Report and one proxy card for each stockholder and, to all other registered stockholders who have not previously requested electronic delivery of proxy materials, a single envelope containing one Notice of Internet Availability for each stockholder. This procedure helps us reduce printing and postage costs associated with the distribution of the proxy materials and helps to preserve the earth’s valuable resources.

If, in the future, you do not wish to participate in householding and prefer to receive separate copies of the Proxy Statement and Annual Report or your Notice of Internet Availability in a separate envelope, please call us at (800) 850-2654 or (212) 310-2575 or inform us in writing at: Colgate-Palmolive Company, Attention: Investor Relations, 300 Park Avenue, New York, New York 10022. Or, if you are currently receiving separate copies of the Proxy Statement and Annual Report or Notice of Internet Availability at one address and would like to receive a single copy, please contact us at the phone numbers or mailing address listed in the previous sentence. We will respond promptly to such requests.

If your shares are held in the name of a bank, broker or other holder of record, you can request information about householding from such holder of record.

Q: Where can I find more information about Colgate?

A:	The Company’s website address is www.colgatepalmolive.com. The information contained on the Company’s website is not included as a part of, or incorporated by reference into, this Proxy Statement. The Company makes available, free of charge on its website, its annual reports on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company has electronically filed such material with, or furnished it to, the SEC. Also available on the Company’s website are the Company’s Code of Conduct and Corporate Governance Guidelines, the charters of the Committees of the Board and reports under Section 16(a) of the Exchange Act of transactions in Company stock by the Company’s directors and executive officers. Hard copies of these materials are also available free of charge from the Company’s Investor Relations department by calling (800) 850-2654 or (212) 310-2575.

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 GOVERNANCE OF THE COMPANY

GOVERNANCE OF THE COMPANY

Colgate’s Corporate Governance Commitment

Colgate’s Board believes that good corporate governance accompanies and greatly aids our long-term business success. This success has been the direct result of Colgate’s key business strategies, including its focus on core product categories and global brands, people development programs emphasizing “pay for performance” and the highest business standards. Colgate’s Board has been at the center of these key strategies, helping to design and implement them, and seeing that they guide the Company’s operations.

The Board believes that the Company has consistently been at the forefront of good corporate governance. Reflecting its commitment to continuous improvement, the Board reviews its governance practices on an ongoing basis to ensure that they promote shareholder value.

Board Independence, Expertise and Accountability

•	Strict Director Independence Standards. With the exception of Ian Cook, Colgate’s President and Chief Executive Officer (the “CEO”), Colgate’s Board is composed entirely of independent directors. All members of the Audit Committee, the Finance Committee, the Nominating and Corporate Governance Committee (the “Governance Committee”) and the Board’s compensation committee, known as the Personnel and Organization Committee (the “P&O Committee”), are independent directors. The Board believes that an independent director should be free of any relationship with Colgate or its senior management that may in fact or in appearance impair the director’s ability to make independent judgments or compromise the director’s objectivity and loyalty to stockholders. Based on this principle, the Board adopted director independence standards which outline the types of relationships, both personal and professional, between directors and the Company, its senior management and other directors that, if present, would preclude a finding of independence. These standards, which are stricter than those required by the listing standards of the NYSE, guide the Board’s annual affirmative determinations of independence. A copy of the standards is available on the Company’s website. For more information regarding Colgate’s independence standards and the Board’s determinations of independence, see “Director Independence.”

•	Executive Sessions/Lead Director. The independent directors of the Board are scheduled to meet in executive session, without the CEO present, at every regularly scheduled Board meeting. The Lead Director chairs these sessions. The Lead Director serves a three-year term and is selected by the independent directors following nomination by the Governance Committee. Stephen I. Sadove currently is serving as Lead Director. For more information regarding the responsibilities of the Lead Director and the Board’s leadership structure, see “Board Leadership Structure.”

•	All Directors Elected Annually by Majority Vote. Colgate’s Board is accountable to stockholders through the annual election of all directors by majority vote. Colgate has never had a staggered board. Under Colgate’s by-laws, in uncontested elections for directors, if a nominee for director who is an incumbent director is not re-elected by a majority of the votes cast, the by-laws require the director to promptly tender his or her resignation to the Board. The Governance Committee will then consider the resignation and make a recommendation to the Board.

•	Audit Committee Independence and Financial Literacy. All members of the Audit Committee are independent directors. The Board has also determined that all members of the Audit Committee are “audit committee financial experts,” as that term is defined in the rules of the SEC, and that they meet the independence and financial literacy requirements of the NYSE.

•	Board Experience and Diversity. As its present directors exemplify, Colgate values experience in the fields of business, education and public service, international experience, strong moral and ethical character and diversity. A copy of Colgate’s criteria for Board membership, entitled “Independent Board Candidate Qualifications,” is available on the Company’s website. For more information regarding the role of diversity in the selection of nominees for Board membership, see “Committees of the Board of Directors—Nominating and Corporate Governance Committee.”

Directors are Stockholders

•	Director Compensation in Stock. On average, 76% percent of a director’s compensation is paid in Colgate stock. Board members also receive stock options each year. For more information regarding director compensation, see “Compensation of Directors.”
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 GOVERNANCE OF THE COMPANY

•	Significant Levels of Director Stock Ownership. Board members own significant amounts of Colgate stock. Under the Company’s stock ownership guidelines, independent directors are required to own stock equal in value to at least five times their annual stock fee. For more information on director stock ownership, see “Stock Ownership—Stock Ownership of Directors and Executive Officers.”

Established Policies Guide Governance and Business Integrity

•	Corporate Governance Guidelines. First formalized in 1996, the corporate governance guidelines reflect the Board’s views and Company policy regarding significant corporate governance issues. As part of its ongoing review of best practices in corporate governance, the Board periodically updates the guidelines. The Board believes the guidelines reflect best practices in corporate governance. A copy of the guidelines, entitled “Board Guidelines on Significant Corporate Governance Issues,” is available on the Company’s website.

•	Code of Conduct. The Board sponsors the Company’s Code of Conduct and Business Practices Guidelines, both of which promote the highest ethical standards in all of the Company’s business dealings. The Global Ethics and Compliance function, headed by a corporate officer who reports to the Audit Committee, oversees compliance with these standards and periodically reviews and updates the Code of Conduct and Business Practices Guidelines. The Code of Conduct applies to the Company’s directors and employees, including the CEO, the Chief Financial Officer and the chief accounting officer (Corporate Controller), and satisfies the SEC’s requirements for a code of ethics for senior financial officers. The Code of Conduct is available on the Company’s website.

•	Business Integrity Initiatives. The Board supports the Company’s efforts to communicate effectively its commitment to ethical business practices, which are led by the Company’s Global Ethics and Compliance function. To further this goal, all of the Company’s approximately 37,700 employees worldwide are required to certify annually that they and any people they supervise understand and comply with the Code of Conduct. In addition, the Company’s executives and key managers worldwide participate in management training programs regarding the Code of Conduct, Colgate’s values, effective leadership and the applicable laws and regulations that govern Colgate’s business practices around the world. Colgate directors also annually certify their compliance with the Code of Conduct.

•	Political Expenditures. As set forth in the Company’s Code of Conduct and Business Practices Guidelines, the Company has a longstanding policy against making contributions to any political party or candidate. In addition, each year, the Company advises its U.S. trade associations of this policy to prevent the use of Company dues or contributions for any such expenditures and requests that such associations which receive at least $10,000 annually from the Company confirm their compliance with this policy.

•	Sustainability. Colgate places a high priority on operating in a responsible and respectful manner, with a focus on three key areas—People, Performance and Planet. To provide incentives for Colgate people to integrate sustainability into business strategy and operations, Colgate’s global sustainability initiatives have been added to the individual objectives used to determine the compensation for many of Colgate’s senior managers. For more information regarding Colgate’s sustainability initiatives, please visit the Company’s website to view the Sustainability Report.

•	Restrictions on Hiring Audit Firm Employees. To bolster the independence of Colgate’s independent registered public accounting firm and the integrity of Colgate’s internal financial reporting and audit processes, Colgate has a longstanding policy prohibiting the Company from hiring any partners or managers engaged in an audit of the Company or any employees engaged in the corporate portion of an audit of the Company from PricewaterhouseCoopers LLP, Colgate’s independent registered public accounting firm, within five years of the end of their engagement without the approval of the Audit Committee.

•	Hedging Policy. To further ensure that the interests of Colgate’s directors, officers and senior managers are aligned with those of Colgate’s stockholders, in 2011, the Board adopted a hedging policy that prohibits Colgate’s directors, officers and employees who receive stock-based compensation from engaging in transactions to hedge against declines in the value of Colgate’s stock. The policy also discourages all other employees from entering into such transactions.

•	Clawback Policy. In 2012, the Board adopted a clawback policy that permits Colgate to recoup incentive awards made to Colgate’s executive officers if the financial results on which such awards were based are subsequently restated and the executive officer’s intentional misconduct contributed to the restatement.

•	Pledging Policy. To prevent forced sales of Colgate stock by Colgate’s directors and officers, in 2013, the Board adopted a policy that prohibits Colgate’s directors and officers from pledging Colgate stock.
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 GOVERNANCE OF THE COMPANY

Board Focused on Key Business Priorities

•	Strategic Role of Board. The Board plays a major role in overseeing Colgate’s business strategy. It reviews the Company’s strategic plan and receives detailed briefings throughout the year on critical aspects of its implementation. These include performance reviews of operating divisions and major subsidiaries, product category reviews, presentations regarding research and development initiatives and reports from specific disciplines such as customer development, supply chain and information technology.

•	Succession Planning and People Development. The Board has extensive involvement in this area with special focus on CEO succession. It discusses potential successors to key executives and examines backgrounds, capabilities and appropriate developmental assignments. Regular reviews of professional training programs, benefit programs and career development processes assist the Board in guiding the Company’s people development initiatives and efforts to gain a competitive recruitment and retention advantage.

Direct Access to Management

•	Management Participation at Board Meetings. Key senior managers regularly attend Board meetings. Topics are presented to the Board by the members of management who are most knowledgeable about the issue at hand irrespective of seniority. An open and informal environment allows dialogue to develop between directors and management, which often produces new ideas and areas of focus.

•	Direct Access to Management. The Board’s direct access to management continues outside the boardroom during discussions with corporate officers, division presidents and other employees, often without the CEO present. Directors are invited to, and often do, contact senior managers directly with questions and suggestions.

Ensuring Management Accountability

•	Performance-Based Compensation. Colgate has linked the pay of its managers and employees at all levels to the Company’s performance. As described in greater detail in the Compensation Discussion and Analysis, the P&O Committee adheres to this pay-for-performance philosophy, and stock-based incentive awards are a significant component of senior management’s overall compensation.

•	CEO Evaluation Process. The Board’s evaluation of the CEO is a formal annual process. The CEO is evaluated against the goals set each year, including both objective measures (such as earnings per share) and subjective criteria reflective of the Company’s strategy and core values. As part of the overall evaluation process, the Board meets informally with the CEO to give feedback on a regular basis.

Board Practices Promote Effective Oversight

•	Board Size. Designed to maximize board effectiveness, Colgate’s by-laws fix the number of directors between seven and 12. Ten directors have been nominated for election at the Annual Meeting.

•	Directorship Limits. To ensure that directors are able to devote sufficient time to properly discharge their duties, Colgate’s corporate governance guidelines provide that directors should not serve on more than three other corporate boards.

•	Meeting Attendance. On average, the directors attended 98% of the meetings of the Board and the committees on which they served in 2014. No director attended less than 95% of these meetings.

Continuous Improvement through Evaluation and Education

•	Board Self-Evaluation Process. Each year, the Board evaluates its performance against criteria that it has determined are important to its success. One or more of the following topics may be considered during such evaluations: financial oversight, succession planning, executive compensation, strategic planning, corporate governance, ethics and compliance and Board structure and role. The Board then considers the results of the evaluation and identifies steps to enhance its performance.

•	Board Committee Evaluations. Self-evaluations of the Board’s committees are also conducted annually. The results of these evaluations are reviewed with the Board, and further enhancements are agreed for each committee.
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•	Individual Director Evaluations. Complementing the Board and committee self-evaluations, the Board has also developed an individual director evaluation process to be used every few years. Using director effectiveness criteria selected by the Board following a review of external best practices, directors evaluate their peers and the resulting feedback is shared with individual directors by an external facilitator. This process, which the Board most recently conducted in 2013, enables the directors to provide valuable feedback to one another and identifies areas of strength and areas of focus for enhanced effectiveness.

•	Ongoing Director Education. Periodically, Colgate’s directors participate in Colgate-specific director education programs. These sessions are led by expert external faculty with relevant governance, legal and business experience. In addition, outside experts periodically present to the Board on various subjects. During 2014, such subjects included recent corporate governance developments, macroeconomic trends and cybersecurity. From time to time, Colgate’s directors also visit Colgate operations around the world, deepening their understanding of Colgate’s business. In 2014, they visited commercial and manufacturing operations in Mexico.
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The Board of Directors

The Board oversees the business, assets, affairs, performance and financial integrity of the Company. In accordance with the Company’s longstanding practice, the Board is independent, consisting of a substantial majority of outside directors. Currently, the Board has ten directors, with nine independent directors and one employee director, Ian Cook, who is the President and CEO of the Company and Chairman of the Board.

The Board met nine times during 2014. On average, the directors attended 98% of the meetings of the Board and the committees on which they served in 2014. During 2014, the independent directors met in executive session without Mr. Cook present at every regularly scheduled Board meeting.

Director Experience, Skills and Qualifications

The Governance Committee seeks to compose a Board with members with a broad range of experiences and skills and different points of view, with a particular emphasis on business, financial, fast-moving consumer goods industry and international experience. This variety and depth of experience enable the Board collectively to understand the Company’s global business and its consumers around the world and the individual directors to make significant contributions to the deliberations of the Board.

In 2002, the Board adopted a written statement, known as the Independent Board Candidate Qualifications and made available on the Company’s website, outlining the qualities sought in directors of the Company. This statement highlights the following skills and experiences, among others, as being important to creating an effective, well-rounded and diverse Board:

•	Business Operations—Is or has been the Chief Executive Officer, Chief Operating Officer or other major operating or staff officer of a major public corporation;

•	Finance—Has strong knowledge of business finance and financial statements;

•	Industry—Has knowledge of the Company’s business, the fast-moving consumer goods industry or other complementary industry;

•	International—Has significant international experience, whether through managing international business operations or living and working outside the United States; an understanding of the language and culture of non-English speaking countries is also important;

•	Corporate Governance—Has sufficient relevant experience to understand the legal and other responsibilities of an independent director of a U.S.-based public company;

•	Public Service—Holds or has held one or more elected or appointed senior positions in a prominent nonprofit organization or federal or state government; and

•	Education—Holds or has held a significant position at a prominent educational institution, such as university or college president and/or dean of a school within a university or college.

In addition, the Governance Committee expects each of the Company’s directors to have the personal qualities necessary to make a substantial contribution to the Board, including high moral and ethical standards, strong communication and interpersonal skills and a commitment to Colgate’s success.

Biographical information and the particular skills and qualifications of each director nominee for election at this year’s annual meeting are set forth below. The absence of a reference to a qualification for an individual director nominee does not mean that the nominee does not possess that qualification, but rather that it is not one of the specific qualifications for which the nominee has been proposed. All nominees other than Michael B. Polk and John P. Bilbrey, who were elected to the Board effective June 11, 2014 and March 11, 2015, respectively, have been directors since last year’s annual meeting.

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Ian Cook
Public Company Directorships:
PepsiCo Inc. (2008-present)
Age: 62
Director since 2007

Mr. Cook has been President and Chief Executive Officer of Colgate since July 2007 and Chairman of the Board since January 2009. Mr. Cook began his career at Colgate in 1976 and progressed through a series of senior marketing and management roles around the world. He was appointed Chief Operating Officer in 2004, with responsibility for operations in North America, Europe, Central Europe, Asia and Africa, and, in 2005, he was promoted to President and Chief Operating Officer, responsible for all Colgate operations worldwide.

Skills and Qualifications:

Business Operations—Extensive operational leadership experience through service as Chief Operating Officer and President and CEO of Colgate.

Industry—In-depth knowledge of consumer products industry and Colgate’s business through nearly forty-year career at Colgate.

Finance—Strong knowledge of business finance and financial statements through oversight of operating budgets and financial statements at Colgate.

International—Experience managing Colgate’s international operations and living and working in a number of foreign countries. Native of Great Britain.

Corporate Governance—Experience serving as a director of another U.S. public company.

John P. Bilbrey
Public Company Directorships:
The Hershey Company (2011-present) The McCormick Company (2005-present)
Age: 58
Independent Director since 2015

Mr. Bilbrey has served as President and Chief Executive Officer of The Hershey Company (“Hershey”) since 2011. Mr. Bilbrey joined Hershey as Senior Vice President, President Hershey International in 2003, served as Senior Vice President, President International Commercial Group from 2005 to 2007, served as Senior Vice President, President Hershey North America from 2007 to 2010 and served as Executive Vice President and Chief Operating Officer from 2010 to 2011. Prior to joining Hershey, Mr. Bilbrey held executive positions at Mission Foods and Danone Waters of North America, Inc., a division of Groupe Danone, and previously spent twenty-two years at The Procter & Gamble Company (“Procter & Gamble”). Mr. Bilbrey also serves as Chairman of the Grocery Manufacturers Association Executive Board, on the Kansas State University Business School Advisory Council, and as Chairman of Enactus.

Skills and Qualifications:

Business Operations—Significant operational leadership experience through service as Chief Executive Officer and Chief Operating Officer of Hershey.

Industry—In-depth knowledge of fast-moving consumer goods industry through experience at Hershey and Procter & Gamble.

Finance—Strong knowledge of business finance and financial statements through oversight of operating budgets and financial statements at Hershey.

International—Experience managing Hershey’s international operations and living and working in foreign countries.

Corporate Governance—Experience serving as a director of other U.S. public companies.

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John T. Cahill
Public Company Directorships:
American Airlines Group Inc. (2013-present) Kraft Foods Group, Inc. (2012-present) Legg Mason, Inc. (2010-2014)
Age: 57
Independent Director since 2005

Mr. Cahill has served as Chairman and Chief Executive Officer of Kraft Foods Group, Inc. (“Kraft”) since December 2014. Mr. Cahill previously served as Executive Chairman of Kraft from October 2012, when Kraft was spun off from Kraft Foods Inc., until March 2014, when he was elected Non-Executive Chairman. He served as Executive Chairman of Kraft Foods North America from January to October 2012. Mr. Cahill was an Industrial Partner at Ripplewood Holdings LLC, a private equity firm, from 2008 through 2011. He served as Chief Executive Officer of The Pepsi Bottling Group, Inc. (“PBG”) from 2001 to 2003, as Chairman and Chief Executive Officer from 2003 to 2006 and as Executive Chairman from 2006 to 2007. Prior to that, he served as Chief Financial Officer and head of International Operations for PBG. He also held multiple senior financial and operating leadership positions at PepsiCo Inc. (“PepsiCo”) from 1989 to 1998, including serving as Chief Financial Officer for both Kentucky Fried Chicken (“KFC”) and Pepsi-Cola North America and Senior Vice President and Treasurer of PepsiCo.

Skills and Qualifications:

Business Operations—Considerable operational leadership experience through service as Chairman and Chief Executive Officer of PBG and as Chairman and Chief Executive Officer of Kraft.

Finance—Strong knowledge of business finance and financial statements through service as Chief Financial Officer of PBG, KFC and Pepsi-Cola North America and as Senior Vice President and Treasurer of PepsiCo.

Industry—In-depth knowledge of fast-moving consumer goods industry through experience at Kraft and nearly twenty-year career at PepsiCo and PBG.

International—Experience managing international operations for PBG.

Corporate Governance—Experience serving as a director of other U.S. public companies.

Helene D. Gayle
Public Company Directorships:
The Coca-Cola Company (2013-present)
Age: 59
Independent Director since 2010

Dr. Gayle has been President and Chief Executive Officer of CARE since 2006. From 2001 to 2006, she was an executive in the Global Health program at the Bill & Melinda Gates Foundation. Dr. Gayle began her career in public health at the U.S. Centers for Disease Control in 1984 and held positions of increasing responsibility over her nearly twenty-year tenure there, ultimately becoming the director of the National Center for HIV, STD and TB Prevention and achieving the rank of Assistant Surgeon General and Rear Admiral in the United States Public Health Service. Dr. Gayle also serves on the boards of the Center for Strategic and International Studies, the Rockefeller Foundation, the New America Foundation and the White House Fellows Commission. She is a member of the Council on Foreign Relations, the Institute of Medicine and the American Public Health Association.

Skills and Qualifications:

Public Service—Extensive leadership experience in the global public health field through positions at the Bill & Melinda Gates Foundation and CARE and nearly twenty-year career at the U.S. Centers for Disease Control.

International—Experience managing international operations at CARE, one of the world’s leading humanitarian organizations with programs in nearly 70 countries around the world.

Industry—In-depth knowledge of and expertise in the global public health field, a complementary industry.

Corporate Governance—Experience serving as a director of another U.S. public company.

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Ellen M. Hancock
Public Company Directorships:
Aetna Inc. (1995-present)
Age: 71
Independent Director since 1988

Mrs. Hancock served as the President of Jazz Technologies, Inc. and President and Chief Operating Officer of its predecessor Acquicor Technology Inc. from August 2005 to June 2007. She was the Chairman and Chief Executive Officer of Exodus Communications, Inc., a public company specializing in computer network and internet systems she joined in March 1998, from June 2000 to September 2001. Mrs. Hancock began her career at International Business Machines Corporation (“IBM”), where she spent nearly thirty years in various staff, managerial and executive roles including Senior Vice President and Group Executive. Mrs. Hancock is a director of the Pacific Council on International Policy and serves as Chairman of the Board of Marist College and as a trustee of Santa Clara University.

Skills and Qualifications:

Business Operations—Considerable operational leadership experience in the field of information technology through service as Chairman and Chief Executive Officer of Exodus Communications, Inc. and an over thirty-year career at IBM and other leading technology companies.

Finance—Strong knowledge of business finance and financial statements through oversight and management of operating budgets for various companies throughout her career.

Industry—In-depth knowledge of Colgate’s business through long service as a Colgate director.

Corporate Governance—Experience serving as a director of another U.S. public company.

Richard J. Kogan
Public Company Directorships:
The Bank of New York Mellon (2007-present)
Age: 73
Independent Director since 1996

Mr. Kogan has been a principal of the KOGAN Group LLC, which provides consulting services to senior management at companies in the pharmaceutical and other industries, since 2004. Previously, he served as President and Chief Executive Officer of Schering-Plough Corporation (“Schering-Plough”) from 1996 to 2003 and as President and Chief Operating Officer of Schering-Plough from 1986 to 1996. He was also Chairman of Schering-Plough from 1998 until 2002. Mr. Kogan serves as Chairman of the St. Barnabas Medical Center, Vice-Chairman of St. Barnabas Corporation, a trustee of New York University and an Overseer and Member of the Executive Committee of the Stern Business School. He is also a member of the Council on Foreign Relations.

Skills and Qualifications:

Business Operations—Significant operational leadership experience through service as President and Chief Executive Officer and Chief Operating Officer of Schering-Plough.

Finance—Strong knowledge of business finance and financial statements through oversight of operating budgets and financial statements at Schering-Plough.

Industry—In-depth knowledge of the pharmaceutical industry, a complementary industry, through experience at Schering-Plough and of Colgate’s business through long service as a Colgate director.

Corporate Governance—Experience serving as a director of another U.S. public company.

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Delano E. Lewis
Public Company Directorships:
Eastman-Kodak Company (1998-1999, 2001-2013)
Age: 76
Independent Director from 1991 to 1999 and since 2001

Mr. Lewis served as Interim Dean of International and Border Programs at New Mexico State University from July 2010 to June 2011. From 2006 until July 2010, Mr. Lewis was a Senior Fellow at New Mexico State University. He was the U.S. Ambassador to South Africa from December 1999 to July 2001, and previously served on the Peace Corps staff in Africa and on the staff of the United States Equal Employment Opportunity Commission and the United States Department of Justice. From 1994 to 1998, Mr. Lewis served as the Chief Executive Officer and President of National Public Radio and, from 1988 through 1993, Mr. Lewis was the President and Chief Executive Officer of Chesapeake & Potomac Telephone Company.

Skills and Qualifications:

Public Service—Extensive international diplomatic and public service experience through service as U.S. Ambassador to South Africa and on the staff of several government agencies.

International—Experience living and working in Africa, both in a diplomatic capacity and for the Peace Corps.

Industry—In-depth knowledge of Colgate’s business through long service as a Colgate director.

Corporate Governance—Experience serving as a director of another U.S. public company.

Michael B. Polk
Public Company Directorships:
Newell Rubbermaid Inc. (2009-present)
Age: 54
Independent Director since 2014

Mr. Polk has served as President and Chief Executive Officer of Newell Rubbermaid Inc. (“Newell Rubbermaid”) since 2011. From 2003 to 2011, Mr. Polk held a series of key positions at Unilever, including President, Global Foods, Home and Personal Care from 2010 to 2011. Previously, Mr. Polk spent sixteen years at Kraft Foods Inc. (“Kraft Foods”) serving as President, Asia Pacific Region, Kraft Foods International and President, Nabisco Biscuit & Snacks, Kraft Foods North America and three years at The Procter & Gamble Company (“Procter & Gamble”).

Skills and Qualifications:

Business Operations—Significant operational leadership experience through service as Chief Executive Officer of Newell Rubbermaid and as head of various operating divisions of Unilever and Kraft Foods.

Industry—In-depth knowledge of fast-moving consumer goods industry through experience at Newell Rubbermaid, Unilever, Kraft Foods and Procter & Gamble.

Finance—Strong knowledge of business finance and financial statements through oversight of operating budgets at various companies and financial statements at Newell Rubbermaid.

International—Experience managing Unilever’s and Kraft Foods’ international operations.

Corporate Governance—Experience serving as a director of another U.S. public company.

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J. Pedro Reinhard
Public Company Directorships:
Royal Bank of Canada (2000-present) Sigma-Aldrich Corporation (2001-present)
Age: 69
Independent Director since 2006

Mr. Reinhard has served as President of Reinhard & Associates, a financial advisory practice, since 2006. He served as Executive Vice President and Chief Financial Officer of The Dow Chemical Company (“Dow”) from 1995 to 2005. Previously, Mr. Reinhard held a variety of senior international, financial and operating leadership positions at Dow after beginning his career there in 1970 in Brazil, including serving as Finance Director of Dow Europe, Vice President of Dow Europe and Managing Director of Dow in Italy.

Skills and Qualifications:

Finance—Strong knowledge of business finance and financial statements through service as Executive Vice President and Chief Financial Officer of and holding various senior financial positions at Dow.

International—Experience managing Dow’s international operations and living and working in a number of foreign countries, including Italy, Brazil and Switzerland. Native of Brazil and native speaker of Portuguese.

Corporate Governance—Experience serving as a director of another U.S. public company.

Stephen I. Sadove
Public Company Directorships:
Aramark Holdings Corporation (2013-present) J.C. Penney Company, Inc. (2013-present) Ruby Tuesday, Inc. (2002-present) Saks Incorporated (1998-2013)
Age: 63
Independent Director since 2007

Mr. Sadove has served as Principal of Stephen Sadove and Associates, which provides consulting services to the retail industry, since November 2013. Mr. Sadove served as Chairman and Chief Executive Officer of Saks Incorporated (“Saks”) from May 2007 until November 2013. He joined Saks as Vice Chairman in January 2002, served as Chief Operating Officer from 2004 to 2006 and was named Chief Executive Officer in January 2006. Previously, Mr. Sadove worked for Bristol-Myers Squibb Company (“Bristol-Myers”), which he joined in 1991 as President of Clairol in the United States. He later gained additional responsibility for the consumer businesses in Canada, Europe, the Middle East, Africa and Latin America. In 1996, he was named President of Bristol-Myers’s worldwide beauty care business and was later named a senior vice president with additional responsibility for Mead Johnson Nutritionals. Mr. Sadove also serves as Chairman of the Board of Hamilton College.

Skills and Qualifications:

Business Operations—Significant operational leadership through service as Chief Executive Officer of Saks and as head of various operating divisions at Bristol-Myers and General Foods USA.

Industry—In-depth knowledge of fast-moving consumer goods industry through experience at Bristol-Myers and General Foods USA.

Finance—Strong knowledge of business finance and financial statements through oversight of operating budgets at various companies and financial statements at Saks.

International—Experience managing Bristol-Myers’s international operations.

Corporate Governance—Experience serving as a director of other U.S. public companies.

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Director Independence

As described above, the Board has adopted director independence standards which are stricter than those required by the listing standards of the NYSE. Specifically, a director is not considered independent if the director has any relationship with Colgate or its senior management or with another director that in the Board’s judgment may impair the director’s ability to make independent judgments. Such relationships could include voting arrangements and personal, economic or professional ties between a director and an officer of Colgate or another Colgate director. Relationships and transactions that would preclude independence include: (i) current or former employment with the Company; (ii) affiliation with Colgate’s advisors; (iii) compensation from the Company (other than director fees); (iv) direct or indirect material business relationships with the Company; (v) loans between directors and the Company or its senior management; (vi) direct or indirect material investments with the Company, its officers or other directors; (vii) leadership roles in charitable organizations that receive significant support from Colgate; (viii) affiliation or employment with a present or former Colgate auditor; and (ix) service on interlocking boards of directors or compensation committees. A copy of the complete standards is available on the Company’s website.

In making its determination regarding the independence of each non-employee director, the Board considers any transactions, relationships or arrangements as required by the Company’s director independence standards. Based on these standards, the Board has determined that each director, other than Mr. Cook, who is the Company’s Chairman of the Board, President and CEO, is independent as there were no transactions, relationships or arrangements of the types described in the Company’s director independence standards.

Board Leadership Structure

The Governance Committee regularly reviews Board leadership trends and has determined that, at this time, combining the positions of Chairman and Chief Executive Officer is best for Colgate, as discussed in greater detail below. Currently, therefore, the offices of Chairman and Chief Executive Officer are held by the same person, Ian Cook. Colgate has a small Board that works very effectively together and nine of Colgate’s ten directors are independent. In addition, the Board’s committees are composed solely of, and chaired by, independent directors. The independent directors meet at each regularly scheduled Board meeting in separate executive sessions without Mr. Cook present, which are chaired by an independent lead director.

Colgate has long been committed to having an independent lead director, having established the position of Presiding Director in 2003 and expanded the role in 2006. Renamed in early 2012 in connection with a review of external practice, the role of the Lead Director is to: (i) preside at all meetings of the Board at which the Chairman is not present (including the executive sessions); (ii) establish agendas for the executive sessions in consultation with the other directors; (iii) review and approve proposed Board meeting agendas; (iv) serve as liaison between the independent directors and the Chairman (although all independent directors are encouraged to communicate freely with the Chairman); (v) review and approve information to be sent to the Board; (vi) review and approve meeting schedules to help ensure there is sufficient time for discussion of all agenda items; (vii) call meetings of the independent directors, as appropriate; (viii) be available (as deemed appropriate by the Board) for consultation and direct communication with stockholders; and (ix) perform such other duties as the Board may specify from time to time. The Lead Director serves a three-year term, beginning at the meeting of the Board of Directors immediately following the Annual Meeting of Stockholders unless an earlier appointment is required by reason of vacancy or otherwise. The Governance Committee nominates a candidate for the Lead Director from among the independent directors, and the affirmative vote of a majority of the independent directors is required to appoint the nominee proposed by the Governance Committee.

Colgate’s small, independent Board, with its proactive Lead Director and independent committee chairs, ensures that the Board, and not the Chairman alone, determines the Board’s focus. The Chairman is guided by these strong independent leaders and having the Chief Executive Officer serve as the Chairman creates a bridge to management that helps provide the Board with the management support it needs. Based on these considerations, the Governance Committee determined that combining the positions of Chairman and Chief Executive Officer is best for Colgate at this time.

Board Role in Risk Oversight

Colgate has established a systematic and thorough risk management process. The responsibility for the day-to-day management of risk lies with Colgate’s management, while the Board is responsible for overseeing the risk management process to ensure that it is properly designed, well-functioning and consistent with Colgate’s overall corporate strategy. Each year Colgate’s management identifies what it believes are the top individual risks facing Colgate. These risks are then reviewed with the Board. The Board has assigned its responsibilities for overall risk oversight to the Audit

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Committee, though all Board members attend Audit Committee meetings and participate in risk management discussions. The Audit Committee therefore is responsible for overseeing the enterprise risk management process, while the full Board or an appropriate committee thereof oversees the top individual risk areas. Colgate’s chief risk officer (the Chief Financial Officer) and other members of senior management responsible for the day-to-day management of the top individual risk areas present directly to the Board and its committees regularly. In addition, the P&O Committee oversees an annual risk assessment of the Company’s compensation policies and practices, which is conducted by the Company’s Global Human Resources executives and its Chief Financial Officer and reviewed by the Board’s independent compensation consultant and focuses primarily on the design of the incentive compensation programs and the degree to which such programs appropriately balance enterprise risk and compensation.

Communications to the Board of Directors

Stockholders and other interested parties are encouraged to communicate directly with the Company’s independent directors by sending an e-mail to directors@colpal.com or by writing to Directors, c/o Office of the Chief Legal Officer, Colgate-Palmolive Company, 300 Park Avenue, 11th Floor, New York, New York 10022-7499. Stockholders and other interested parties may also communicate with individual independent directors and committee chairs by writing to them at the above mailing address, in care of the Office of the Chief Legal Officer. Such communications are handled in accordance with the procedures described on the Company’s website.

Significant concerns and questions relating to accounting, internal accounting controls or auditing matters are promptly brought to the attention of the Audit Committee chair and handled in accordance with the procedures established by the Audit Committee. Under these procedures, the Company’s Global Ethics and Compliance function, in conjunction with the Company’s Internal Audit and Corporate Legal departments, addresses these concerns in accordance with the directions of the Audit Committee chair. The Audit Committee chair approves recommendations regarding the handling of each matter, oversees any investigations and approves the disposition of each matter. The Audit Committee chair may, in his discretion, engage outside counsel and other independent advisors. The Audit Committee receives quarterly updates regarding other concerns or questions relating to accounting, internal accounting controls or auditing matters.

Concerns relating to accounting, internal accounting controls or auditing matters may also be reported to the Global Ethics and Compliance function by telephone, facsimile and e-mail as follows: 24-hour EthicsLine: (800) 778-6080 (toll-free from the United States, Canada and Puerto Rico) or (212) 310-2330 (collect from all other locations); facsimile number: (212) 310-3745; and e-mail: ethics@colpal.com.

Colgate policy prohibits the Company from retaliating against any individual who provides information to the directors. Concerns may be submitted to the directors on an anonymous basis through their postal address or through the 24-hour EthicsLine numbers maintained by the Global Ethics and Compliance function. If requested, Colgate will keep information submitted confidential, subject to the need to conduct an effective investigation and take appropriate action.

Director Attendance at Annual Meetings

It is the Company’s policy that all members of the Board should attend the Company’s Annual Meeting of Stockholders, unless extraordinary circumstances prevent a director’s attendance. All of the directors who were elected to the Board at the 2014 Annual Meeting were in attendance.

Committees of the Board of Directors

The Board has four standing committees: the Audit Committee, the Finance Committee, the Governance Committee and the P&O Committee. The members and a summary of the responsibilities of these committees are set forth below. The committee charters are available on the Company’s website at www.colgatepalmolive.com.

Committee Membership (* indicates Chair)

		Nominating and Corporate	Personnel and
Audit Committee	Finance Committee	Governance Committee	Organization Committee
John T. Cahill*	Ellen M. Hancock*	Helene D. Gayle	John T. Cahill
Ellen M. Hancock	Richard J. Kogan	Ellen M. Hancock	Helene D. Gayle
Richard J. Kogan	Delano E. Lewis	Delano E. Lewis*	Richard J. Kogan*
Stephen I. Sadove	J. Pedro Reinhard		Delano E. Lewis
J. Pedro Reinhard
Stephen I. Sadove
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Audit Committee

The Audit Committee assists the Board in its oversight of management’s fulfillment of its financial reporting and disclosure responsibilities and its maintenance of an appropriate internal control system. It also appoints the Company’s independent registered public accounting firm and oversees the activities of the Company’s Internal Audit function and the Global Ethics and Compliance function. In addition, as discussed above, the Audit Committee assists the Board in its oversight of the Company’s overall risk management process. The Board has determined that all members of the Audit Committee are “independent,” as required by the Exchange Act, the listing standards of the NYSE and Colgate’s own, stricter director independence standards and are “audit committee financial experts” as that term is defined under SEC rules.

The Audit Committee met six times during 2014, including to review and discuss each quarterly earnings press release prior to its announcement. The Audit Committee also met separately on three occasions with the Company’s independent registered public accounting firm, head of Internal Audit, head of Global Ethics and Compliance and other members of management.

Finance Committee

The Finance Committee oversees the financial policies and practices of the Company, reviews the budgets of the Company and makes recommendations to the Board on financial and strategic matters. It also oversees the Company’s Finance, Treasury and related functions. The Finance Committee met five times during 2014. All members of the Finance Committee are independent directors.

Nominating and Corporate Governance Committee

The Governance Committee recommends nominees for the Board and develops and implements formal Board self-evaluation procedures. It also makes recommendations to the Board regarding Board and committee structure, corporate governance and director compensation. The Governance Committee met seven times during 2014. All members of the Governance Committee are independent directors.

In making recommendations to the Board regarding director compensation, the Governance Committee annually reviews information provided by the Global Human Resources function regarding recent trends in director compensation and comparison data regarding peer company practices, both in the industry peer group discussed beginning on page 30 and in the compensation comparison group discussed beginning on page 29. The Global Human Resources function purchases subscriptions from the National Association of Corporate Directors and Equilar, from which they receive such comparison data. Based on these reviews, the Governance Committee determines whether to recommend to the Board any changes in the director compensation program. The director compensation program is described on page 56. The Governance Committee does not delegate any of its authority in making director compensation recommendations.

The Board has adopted the Independent Board Candidate Qualifications, a written statement of the criteria for Board membership that is used by the Governance Committee in evaluating individual director candidates. This statement outlines the qualities required for Board membership, including experience in the fields of business, education and public service, international experience, educational achievement, strong moral and ethical character and diversity. A copy of the Independent Board Candidate Qualifications is available on the Company’s website. Since the Company operates in over 200 countries and territories around the world, the Governance Committee believes that members of the Board must as a group, whether as a result of the business or other experiences of the individual Board members, be able to understand the Company’s business from a global perspective. As evidenced by the selection criteria identified in the Independent Board Candidate Qualifications, which emphasize the value, among other things, of international perspectives, different points of view and diversity in the traditional sense, the Company has a policy of promoting diversity on its Board. The Governance Committee implements this policy through its director recruitment efforts and assesses the effectiveness of the policy regularly through Board and committee self-evaluations.

Personnel and Organization Committee

The P&O Committee is appointed by the Board to act on its behalf with respect to overseeing the personnel and organizational matters of the Company, including the compensation of the Company’s executives. All members of the P&O Committee are independent directors. The P&O Committee met five times during 2014.

The P&O Committee devotes substantial time each year to executive compensation matters. It recommends and approves, with the participation and concurrence of the other independent directors of the Board, the compensation of the CEO. The CEO plays no role in setting his own compensation. The P&O Committee also reviews and approves the compensation recommended by the Global Human Resources function of the Company and the CEO for the other executive officers of the Company in accordance with the compensation programs described in the Compensation

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Discussion and Analysis section of this Proxy Statement. In reviewing and approving compensation for executive officers, the P&O Committee uses tally sheets that summarize all material components of compensation. The P&O Committee does not delegate any of its responsibilities regarding the consideration and determination of executive compensation.

The P&O Committee periodically retains the services of outside compensation consultants to provide it with objective, third party advice on the appropriateness of the Company’s compensation of the CEO and other senior executives. In 2009, the P&O Committee adopted a written policy regarding its selection and use of outside compensation consultants, a copy of which is available on the Company’s website. The policy contains the following key principles:

•	The P&O Committee selects all outside compensation consultants that provide advice to it, and directly retains and compensates such consultants, who report to and are solely responsible to the committee.

•	Such consultants may not provide any other services to the Company unless these are expressly approved by the P&O Committee in advance. The P&O Committee will approve such other services only if it concludes that providing them will not impair the ability of the consultant to provide objective and independent advice to the committee.

Since August 2008, the P&O Committee has retained Frederic W. Cook & Co., Inc. (“F.W. Cook & Co.”) to advise it with respect to the CEO’s compensation and such other matters as the P&O Committee may direct. Neither F.W. Cook & Co. nor any of its affiliates provides any other services to the Company. F.W. Cook & Co. works directly with the P&O Committee and its Chair and meets with the Committee in executive session. The P&O Committee conducted an assessment of whether the work of F.W. Cook & Co. during 2014 generated any conflict of interest, within the meaning of SEC rules, and concluded it did not.

During 2014 and early 2015, the Global Human Resources function of the Company purchased executive compensation survey data from Mercer Human Resources Consulting, Aon Hewitt, Towers Watson and Equilar and used Aon Hewitt to provide change in control and similar calculations for this Proxy Statement. These providers were chosen because they are the leading providers in their fields and have global capabilities or consumer products industry experience.

Compensation Committee Interlocks and Insider Participation

During 2014, the following directors were members of the P&O Committee: Dr. Gayle and Messrs. Cahill, Kogan, Lewis, Reinhard and Sadove. None of the members of the P&O Committee has been an officer of the Company and none were employees of the Company during 2014, and none had any relationship with the Company or any of its subsidiaries during 2014 that would be required to be disclosed as a transaction with a related person. None of the executive officers of the Company has served on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Company’s Board or the P&O Committee.

20

 GOVERNANCE OF THE COMPANY

Certain Relationships and Related Transactions

Colgate has a longstanding policy prohibiting its directors, officers and employees from entering into transactions that present actual or potential conflicts of interest. This policy is reflected in the Company’s Code of Conduct, Business Practices Guidelines and Director Independence Standards. In addition, the Board has adopted a written policy regarding related person transactions which supplements these policies by establishing additional procedures for monitoring and reviewing and, if appropriate, approving or ratifying, these types of transactions. The policy covers any “related person transaction,” as defined under SEC rules, which generally includes any transaction, arrangement or relationship involving more than $120,000 in which the Company or any of its subsidiaries was, is or will be a participant and in which a “related person” has a material direct or indirect interest. “Related persons” means directors and executive officers and their immediate family members, and stockholders owning five percent or more of Colgate’s outstanding stock.

The Company’s Corporate Legal Department, together with the Corporate Controller’s Department, is responsible for monitoring compliance with these policies and procedures. In the rare instance where a related person transaction is determined to provide a material benefit to the Company and its stockholders, the transaction must be submitted to the independent directors of the Board for their review. Only the independent directors of the Board may approve or ratify the transaction in accordance with the procedures for review and approval or ratification described in the policy. In the course of its review of related person transactions, the independent directors of the Board will consider all of the relevant facts and circumstances that are available to them, including but not limited to: (i) the benefits to the Company; (ii) in a transaction involving a director, the impact on the director’s independence; (iii) the availability of comparable products or services; (iv) the terms of the transaction; and (v) whether the transaction is proposed to be on terms more favorable to the Company than terms that could have been reached with an unrelated third party.

During 2014, in the ordinary course of business the Company purchased advertising from Google, Inc. on arm’s length terms, totaling approximately $18.6 million. Nikesh Arora, who served as a director of the Company until September 2014, served as Senior Vice President and Chief Business Officer of Google, Inc. until July 2014. In accordance with the Company’s related person transaction policy described above, these transactions were reviewed and approved by the independent directors of the Board.

Based on the Company’s review of its transactions, there were no other transactions considered to be a related person transaction during 2014.

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NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Nominating and Corporate Governance Committee recommends nominees for the Board of Directors, among other responsibilities. A copy of the charter of the Nominating and Corporate Governance Committee, which describes this and other responsibilities of the committee, is available on the Company’s website at www.colgatepalmolive.com. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent, as independence for nominating committee members is defined in the NYSE listing standards and in Colgate’s own, stricter director independence standards.

The Board selects new director candidates based on the recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee identifies, screens and recruits potential candidates for membership on the Board of Directors, taking into account the needs of the Company and the Board at the time. The Company has engaged an international executive search firm to assist the Nominating and Corporate Governance Committee in identifying and evaluating potential director nominees.

On the recommendation of the Nominating and Corporate Governance Committee, the Board has adopted the Independent Board Candidate Qualifications, a written statement of the criteria for Board membership that is used by the committee in evaluating individual director candidates. This statement outlines the qualities needed for Board membership, including experience in the fields of business, education and public service, international experience, educational achievement, strong moral and ethical character and diversity. In addition, prospective directors must satisfy the Company’s director independence standards and be willing and able to devote sufficient time to discharge their duties. A copy of the Independent Board Candidate Qualifications is available on the Company’s website.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders and others if such candidates meet Colgate’s criteria for Board membership, evaluating them in the same manner in which the committee evaluates other candidates. Such recommendations should be made in writing to the Nominating and Corporate Governance Committee or the Company’s Secretary and should include a description of the qualifications of the proposed candidate. Any stockholder of the Company may also nominate a director in accordance with the information and timely notice requirements of the Company’s by-laws relating to stockholder nominations as described in “Questions and Answers about Colgate’s Annual Meeting—Who nominates the directors?” The Nominating and Corporate Governance Committee has approved ten director nominees for election at the 2015 Annual Meeting, eight of whom are standing for reelection. Messrs. Polk and Bilbrey, who joined the Board in June 2014 and March 2015, respectively, were recommended by a third party international executive search firm.

The foregoing report has been submitted by the members of the Nominating and Corporate Governance Committee: Delano E. Lewis (Chair), Helene D. Gayle and Ellen M. Hancock.

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AUDIT COMMITTEE REPORT

The Audit Committee is composed of four independent directors. The Board of Directors has determined that it would be desirable for all Audit Committee members to be “audit committee financial experts” as that term is defined by the SEC. The Board has conducted an inquiry into the qualifications and experience of each member of the Audit Committee, and has determined that they each meet the SEC’s criteria for audit committee financial experts.

The Audit Committee assists the Board of Directors in its oversight of the Company’s financial statements and reporting processes, including the Company’s internal control over financial reporting and the Company’s Internal Audit function. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm, including review of their qualifications, independence and performance and approval of their fees. In addition, the Audit Committee oversees the Company’s Global Ethics and Compliance function, enterprise risk management process and compliance with legal and regulatory requirements. For more information about oversight of the Global Ethics and Compliance function, including procedures for investigating complaints related to accounting, internal accounting controls or auditing matters, see “Governance of the Company—Communications to the Board of Directors.” A copy of the charter of the Audit Committee, which describes these and other responsibilities of the committee, is available on the Company’s website at www.colgatepalmolive.com.

Management has the direct and primary responsibility for the financial statements and the reporting processes, including establishing and maintaining adequate internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management and expressing an opinion as to whether those financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries and the results of their operations and cash flows in conformity with accounting principles generally accepted in the United States of America. The independent registered public accounting firm is also responsible for auditing the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) to audit the Company’s financial statements as of and for the year ended December 31, 2014 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014. PwC has served as the Company’s independent registered public accounting firm continuously since May 2002. The Audit Committee considered several factors in selecting PwC as the Company’s independent registered public accounting firm, including the firm’s independence and internal quality controls, the proposed lead audit partner and overall depth of talent, their experience with the Company’s industry (including any potential conflicts arising from representation of direct competitors of the Company) and their capability and expertise in handling the breadth and complexity of the Company’s global operations along with the firm’s familiarity with the Company’s business, accounting policies and internal control over financial reporting. In determining whether to reappoint PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2015, the Audit Committee again took those factors into consideration along with its evaluation of the past performance of PwC. Included in this evaluation were the results of recent assessments completed by the Audit Committee and certain members of management regarding PwC’s performance. Key areas assessed included quality of services and sufficiency of resources, communication and interaction and auditor independence and objectivity. The Audit Committee determined that the continued retention of PwC as the Company’s independent registered public accounting firm is in the Company’s best interests. The Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm in order to assure continuing auditor independence.

Pursuant to the five-year rotation requirement mandated by the Sarbanes-Oxley Act of 2002, PwC’s lead audit partner for the Company rotated in 2014. The process for selecting the new lead audit partner involved an assessment of many factors, including the candidates’ independence, objectivity, broad-based business judgment, multinational and industry experience, commitment to serving the Company, ability to leverage the resources of the firm and commitment to continuous improvement and robust dialogue with the Audit Committee. The selection process also involved discussions with management regarding each of the candidates and a meeting between the Audit Committee chair and the final candidate for the role.

The Audit Committee met six times in 2014, including to review and discuss each quarterly earnings release prior to its announcement and each of the Company’s quarterly and annual financial statements. The Audit Committee reviewed and discussed the scope of and plans for the internal and external audits with management and the independent registered public accounting firm together and separately. The Audit Committee also met with management and the independent registered public accounting firm together and separately to review and discuss the audited financial statements and matters related to the design and operating effectiveness of the Company’s internal control over financial reporting. These discussions and reviews included the reasonableness of significant estimates and judgments,

23

significant accounting policies (including critical accounting policies), significant unusual transactions, the independent registered public accounting firm’s assessment of the quality, not just acceptability, of the Company’s accounting principles, risk assessment and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”).

The Audit Committee has received the written disclosures of the independent registered public accounting firm as required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm, and received a letter from them confirming, their independence from management and the Company. In addition, the Audit Committee has reviewed and approved the Company’s policy with regard to the hiring of former employees of the Company’s independent registered public accounting firm. In evaluating the independent registered public accounting firm’s independence, the Audit Committee considered whether the firm’s provision of any non-audit services impaired or compromised the firm’s independence and the Audit Committee concluded that the provision of those services did not. Those services, along with the fees paid to the independent registered public accounting firm and the Audit Committee’s pre-approval policy for services that may be performed by the Company’s independent registered public accounting firm, are described in greater detail in “Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm.”

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be accepted and included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

The foregoing report has been submitted by the members of the Audit Committee: John T. Cahill (Chair), Ellen M. Hancock, Richard J. Kogan and Stephen I. Sadove.

24

 EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) discusses the compensation paid to the executive officers listed in the Summary Compensation Table of this Proxy Statement (the “Named Officers”), namely Ian Cook (Chairman, President and CEO), Dennis J. Hickey (Chief Financial Officer), Fabian T. Garcia (Chief Operating Officer, Global Innovation and Growth, Europe/South Pacific & Hill’s Pet Nutrition), Franck J. Moison (Chief Operating Officer, Emerging Markets & Business Development) and Andrew D. Hendry (Vice Chairman). The key principles underlying the Company’s compensation philosophy are aligning pay and performance, driving strong business results, focusing on long-term shareholder return and attracting, motivating and retaining strong talent. In 2014, approximately 75-90% of total compensation paid to the Named Officers was performance-based. Annual and long-term incentive award payments vary based on the Company’s business performance and the value of equity awards also varies based on the performance of the Company’s Common Stock. The Company believes its practice of tying compensation to achievement of both annual and long-term business goals has driven its strong performance year after year, resulting in increased shareholder value. The following charts demonstrate that cumulative total shareholder returns on the Company’s Common Stock have exceeded the cumulative total shareholder returns of the Industry Peer Group (as defined below) for each of the twenty-year, ten-year and five-year periods ended December 31, 2014 and have exceeded the S&P 500 Index for two of these three periods.

TOTAL SHAREHOLDER RETURN

The impact of the Company’s pay-for-performance philosophy can also be seen in the relationship between growth in the Company’s organic sales (net sales excluding foreign exchange, acquisitions and divestitures, a non-GAAP financial measure) and adjusted earnings per share (a non-GAAP financial measure, also referred to herein as “Base Business Earnings Per Share”), key performance measures in the Company’s compensation program, and the total direct compensation of Colgate’s CEO over the past three years, as the following charts demonstrate.

*	Please see Annex A for a reconciliation of organic sales growth to net sales growth calculated in accordance with GAAP and a reconciliation of adjusted earnings per share to earnings per share calculated in accordance with GAAP and page 27 for an explanation regarding the components of “total direct compensation.”
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 EXECUTIVE COMPENSATION

Pay for Performance Relative to Peers

On an annual basis, the Global Human Resources function of the Company prepares for the Personnel and Organization Committee of the Board (the “P&O Committee”) a detailed analysis of the relationship between pay and performance for the Named Officers. The analysis includes a three-year historical review of the relationship between the compensation paid to the Named Officers and Company performance relative to both the Industry Peer Group and the Comparison Group (as defined below) used in those years. The P&O Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“F.W. Cook & Co.”), also reviews with the Committee on an annual basis its analysis of the linkage between pay and performance, particularly with regard to CEO compensation, and may conduct additional pay-for-performance analyses throughout the year at the P&O Committee’s request. These reviews show a strong link between Company pay and Company performance over time in terms of various key operating measures and total shareholder return. For example, during the three-year period from 2012-2014, the Company’s average total shareholder return, adjusted earnings per share growth, net sales growth, organic sales growth, return on invested capital and return on sales were between the 46th percentile and the highest versus the Comparison Group and average total direct compensation of the Company’s CEO was at the 63rd percentile of the Comparison Group.

2014 Pay for Performance Overview

The P&O Committee selected the following performance measures to assess the performance of the Named Officers in 2014 and in the three-year performance period ended December 31, 2014:

•	For annual incentive awards (paid in the form of cash bonuses): growth over the prior year in adjusted earnings per share and in organic sales; and

•	For long-term incentive awards (paid in the form of performance-based restricted stock units): compound annual growth in net sales and in adjusted earnings per share, each measured over the three-year performance period from 2012 to 2014 against targets established at the beginning of such three-year performance period, and total shareholder return relative to the Industry Peer Group, measured over the three-year performance period from 2012 to 2014.

The adjusted earnings-per-share measure (used for annual incentive awards and for long-term incentive awards) was selected to ensure a strong focus on the Company’s overall profit goals and their underlying drivers of sales, cost control and financial efficiency. The net sales measure (used for long-term incentive awards) and the organic sales measure (used for annual incentive awards) were chosen to reflect the underlying momentum of the Company’s business and its ability to generate cash to reinvest in business-building activities and return value to stockholders. The total shareholder return measure for long-term incentive awards is relative to the Industry Peer Group, which adds a relative performance measure.

Annual Incentive Awards. Based on achieving Base Business Earnings Per Share of $2.93 and organic sales growth of 4.9% in 2014, annual cash bonuses were 123.9% of the assigned award opportunities for Messrs. Hickey, Garcia, Moison and Hendry and 145.7% of the assigned award opportunity for Mr. Cook (reflecting the Board’s desire for the CEO’s incentive compensation to represent a larger portion of his compensation mix). These awards were paid at approximately the 60th to the 70th percentile of annual bonuses for similar jobs in the Comparison Group, based on the most recent data available to the Company.

Long-Term Incentive Awards. Actual compounded annual growth in net sales and Base Business Earnings Per Share for the 2012-2014 performance cycle were 1.1% and 5.3%, respectively. Based on this performance, restricted stock unit awards to the Named Officers for the 2012-2014 performance cycle were 73.3% of their individual assigned award opportunities. For the 2012-2014 performance cycle, compounded annual growth in net sales and Base Business Earnings Per Share of 3% and 7%, respectively, were required to achieve a payout at 100% of the assigned award opportunity. These targets were set in March 2012, at the beginning of the three-year performance cycle.

The Company’s total shareholder return of 60.4% for the 2012-2014 performance cycle was not in the top third when compared to the Industry Peer Group so the Named Officers did not qualify for a supplemental award equal to 25% of their individual assigned award opportunities.

The long-term incentive awards, to the extent earned, are made in the form of restricted stock units, which are subject to additional time vesting following the three-year performance period. The combination of an additional three-year vesting period with the original three-year performance period underscores the Company’s focus on long-term results, alignment of interests between executives and stockholders and retention of executive talent.

In 2014, the P&O Committee also approved annual stock option awards for the Named Officers. These awards were made based on guidelines set for each salary grade, which are established annually based on a review of market data and share utilization. Actual awards may vary from these guidelines based on a qualitative assessment of various factors, as described below. Mr. Cook’s annual stock option award in 2014 of 684,474 stock options was slightly higher in value than his stock option award in 2013.

26

 EXECUTIVE COMPENSATION

CEO Total Direct Compensation. The CEO’s total direct compensation decreased from $13,980,285 in 2013 to $12,754,924 in 2014. The decrease in Mr. Cook’s total direct compensation was primarily due to a decrease in his annual cash bonus for 2014. For purposes of this CD&A, Mr. Cook’s total direct compensation includes for each year his year-end salary, the amounts shown in the Summary Compensation Table in the columns “Option Awards,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” and the restricted stock unit award for the three-year performance cycle ending in that year, consistent with the way the P&O Committee analyzes Mr. Cook’s compensation.

Additional Compensation Program Highlights

Highlighted below are compensation practices Colgate has implemented to drive Company performance and to align the interests of the Company’s executives with its stockholders.

What We Do

☑	Pay for Performance. Colgate’s executive compensation is tied to performance with clearly articulated financial goals. Each year, the P&O Committee conducts a comprehensive review of executive compensation using tally sheets prior to making compensation decisions to ensure pay and performance are aligned.

☑	Competitive Compensation Programs. Colgate regularly benchmarks its compensation programs and designs the programs to compensate employees at approximately the median level, with above-median payouts for superior performance and below-median payouts for performance below expectations.

☑	Robust Stock Ownership Guidelines. Colgate maintains stringent stock ownership guidelines for members of senior management, requiring the CEO to own Colgate stock equal in value to eight times his annual salary and the other Named Officers to hold Colgate stock in amounts equal to four times their annual salaries.

☑	Ability to “Claw Back” Compensation. Colgate’s clawback policy permits recoupment of incentive awards made to executive officers if the financial results on which such awards were based are subsequently restated and the executive officer’s intentional misconduct contributed to the restatement.

☑	Non-Performance-Based Compensation Elements are Insignificant. Executive perquisites represent less than 1% of the total compensation for each Named Officer reflected in the Summary Compensation Table.

What We Don’t Do

☒	Incentives Do Not Encourage Excessive Risk-Taking. The Company’s incentive programs do not contain features that may encourage excessive risk-taking, such as multi-year guaranteed bonuses or high pay opportunities relative to peer companies. In addition, the Company utilizes multiple performance measures for annual and long-term incentives.

☒	No Executive Employment Agreements. The Company does not have employment agreements with its Named Officers, meaning they are not entitled to minimum base salaries, guaranteed bonuses or guaranteed levels of equity or other incentives.

☒	Hedging and Pledging of Colgate Stock are Prohibited. Colgate’s hedging policy prohibits Colgate’s directors, officers and employees who receive stock-based compensation from engaging in transactions that hedge against declines in the value of Colgate stock, strengthening the alignment between stockholders and directors and executives. Further, Colgate’s pledging policy prohibits Colgate’s directors and officers from pledging Colgate stock to prevent forced sales of Colgate stock by Colgate’s directors and officers.

☒	No Backdating or Repricing of Stock Options. The Company makes annual equity awards at the same predetermined times each year. Equity awards, including stock options, are never backdated or issued with below-market exercise prices. Repricing of stock options without stockholder approval is expressly prohibited.

☒	No Tax Gross-Ups on Perquisites or Severance. Perquisites are modest, as noted above, and any personal income taxes due as a result of perquisites provided to executives are the responsibility of the executives. In addition, the Company’s Severance Plan does not provide for tax gross-ups on severance payments.

☒	No Single Trigger Severance Payments under the Company’s Severance Plan. Severance payments under the Company’s Severance Plan are payable only if an executive’s employment is terminated or an executive terminates his employment as a result of an “adverse change in conditions of employment” (as defined in the Severance Plan) following a change in control.
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 EXECUTIVE COMPENSATION

Compensation Philosophy

Colgate believes that people are the most important driver of its business success and, accordingly, views compensation as an important tool to motivate leaders at all levels of the organization. Outlined below are the principles underlying Colgate’s executive compensation programs and examples of specific program features used to implement those principles.

Align pay and performance:	•	Multiple performance measures are used to ensure a focus on overall Company performance.
	•	Payouts vary based upon the degree to which performance measures are achieved.
	•	Colgate does not guarantee minimum base salaries, bonuses or levels of equity or other incentives for its Named Officers, through employment agreements or otherwise.

Drive strong business results:	•	Selecting performance measures, such as growth in net sales, organic sales and adjusted earnings per share, that are key metrics for investors fosters profitable growth and increases shareholder value.
	•	Using performance measures tied to Colgate’s annual and long-term operating goals, the achievement of which the Named Officers have the ability to influence, motivates the Named Officers to achieve strong and sustained business results.

Focus on long-term shareholder return:	•	Colgate’s performance-based restricted stock unit program has a three-year performance period followed by an additional three-year vesting period, driving a focus on long-term results.
	•	A significant portion of the Named Officers’ total compensation is paid in equity (approximately 50-65% in 2014), aligning the interests of the Named Officers with those of stockholders.
	•	Colgate provides a supplemental performance-based restricted stock unit award to the Named Officers if Colgate’s three-year total shareholder return is in the top third when compared to the Industry Peer Group, directly tying a portion of the Named Officers’ compensation opportunity to relative shareholder return.
	•	Colgate’s use of stock options, which provide value only to the extent that the Company’s stock price appreciates, provides an effective link to changes in shareholder value that aligns the interests of stockholders and executives.
	•	Stock ownership guidelines require that executives maintain significant levels of stock ownership, further strengthening the focus on long-term shareholder return.

Attract, motivate and retain strong talent:	•	Colgate regularly benchmarks its compensation programs and designs the programs to compensate executives at the median level, with above-median payouts for superior performance and below-median payouts for performance below expectations.
	•	Individual performance influences salary increases and stock option awards, motivating the Named Officers to perform at the highest levels.
	•	Colgate rewards executives for strong performance, including through supplemental awards based on total shareholder return when Colgate outperforms its peers.

The P&O Committee devotes substantial time and attention throughout each year to executive compensation matters to ensure that compensation is aligned with the Company’s performance and the best interests of stockholders. As discussed in more detail below, the P&O Committee’s well-balanced and disciplined approach includes regular reviews with its independent compensation consultant and careful benchmarking to ensure that Colgate’s compensation is effective in attracting, retaining and motivating high quality talent, is supported by underlying performance and is reasonable relative to the Company’s peers. In reviewing and approving compensation for the Named Officers, the P&O Committee considers all material components of compensation as well as comprehensive information regarding market practices. The purpose of these materials is to bring together all of the elements of actual and potential future compensation of the Named Officers, so that the P&O Committee may review individual elements of compensation, including compensation mix, as well as the aggregate amount of total compensation.

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 EXECUTIVE COMPENSATION

In designing its compensation programs, the Company seeks to preserve tax deductibility, including under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), to the extent possible, taking into account the primary objectives of the compensation programs outlined above. Of the incentive compensation components currently awarded by the Company, the annual incentive, stock option and performance-based restricted stock unit awards are all generally deductible under Section 162(m).

This CD&A discusses the compensation paid to the Named Officers. The compensation programs described, however, apply more broadly to other officers and management personnel at the Company, with changes as appropriate to reflect different salary grade levels and job responsibilities. The Company believes that this approach helps to align Colgate people into one global team sharply focused on the Company’s performance objectives and key strategic initiatives.

Role of Independent Compensation Consultant

In addition to the annual review of the pay-for-performance analysis prepared by the Company’s Global Human Resources function discussed above, the P&O Committee regularly reviews the Company’s executive compensation programs with the P&O Committee’s independent compensation consultant, F.W. Cook & Co., which was retained beginning in August 2008 to advise the P&O Committee with respect to CEO compensation and other executive compensation matters. F.W. Cook & Co. is actively involved in advising the P&O Committee on the setting of target compensation levels, the design of the Company’s variable incentive plans, the setting of performance goals and ensuring that there is a strong positive relationship between earned compensation and performance, as measured by operating results and changes in shareholder value.

CEO Compensation Review

In 2014, the P&O Committee worked with F.W. Cook & Co. to determine the appropriate level of direct compensation for Mr. Cook, based on his individual performance, including his leadership, and overall Company performance. Following this review, which also took into account Colgate’s compensation philosophy and competitive data from the Comparison Group and market trends, the P&O Committee determined in March 2014 to set Mr. Cook’s overall target direct compensation (salary, annual bonus and long-term incentives) between the median and the 75th percentile of the Comparison Group for 2014, with the possibility of above-target compensation based on superior performance and below-target compensation if performance fell below expectations. In addition, the P&O Committee decided to set the cash portion of Mr. Cook’s target direct compensation (salary and annual bonus combined) near median and the long-term equity incentive portion (stock options and performance-based restricted stock units) above median to ensure an especially strong link between pay and long-term performance. The P&O Committee also determined to have the variable portion of Mr. Cook’s target direct compensation represent a larger portion of his compensation as compared with the other Named Officers, to ensure his compensation is strongly tied to Company performance. In making these determinations, the P&O Committee worked together with the other independent directors of the Board.

In light of these determinations, in March 2014 the P&O Committee determined to increase Mr. Cook’s salary by 2.8%, consistent with the salary increases for other Company executives and market trends. This salary increase also had the effect of increasing Mr. Cook’s annual bonus opportunity because that opportunity is expressed as a percentage of base salary, but did not impact other aspects of his compensation such as his long-term incentive opportunity, which is expressed as a dollar value. Under Mr. Cook’s leadership, the Company has continued to achieve strong financial and business performance. Based on advice from F.W. Cook & Co., the P&O Committee determined that a modest salary increase was warranted in order to maintain Mr. Cook’s salary between the 25th and the 50th percentile relative to the Comparison Group. This change to Mr. Cook’s salary, and its impact on his annual bonus opportunity, resulted in the cash portion of Mr. Cook’s target direct compensation being set near the median of the Comparison Group. As a result of Mr. Cook’s tenure as CEO and the Company’s consistent strong performance during that tenure, the P&O Committee also determined to increase the long-term equity incentive portion of Mr. Cook’s target direct compensation by 2.8%. Following this increase, the long-term equity incentive portion of Mr. Cook’s target direct compensation is above the median of the Comparison Group, consistent with the P&O Committee’s strategy.

The Compensation Comparison Group

Colgate uses comparative compensation data from a group of other leading companies, referred to in this CD&A as the “Comparison Group,” as a point of reference in designing its compensation programs and in setting compensation levels. The P&O Committee does not use this comparative data as the determinative factor in setting compensation levels but rather as a single component in its effort to verify that the Company’s compensation programs are reasonable and competitive in light of compensation levels at similarly situated companies.

The Comparison Group is selected to include companies of similar size and complexity to the Company and to represent both the market for executive talent in which the Company competes as well as the Company’s peer companies from a

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 EXECUTIVE COMPENSATION

performance perspective. It is comprised primarily of consumer products companies with product portfolios consisting of globally recognized brands, including those companies making up the Industry Peer Group (other than Beiersdorf AG, with which the Company does not compete for talent) and other select companies that are similarly situated to the Company in terms of overall size or performance against relevant measures. The Company’s revenues approximate the median and its market capitalization is between the median and the 75th percentile of the Comparison Group.

The companies comprising the Comparison Group are approved by the P&O Committee after taking into account observations and recommendations of management and the Committee’s independent compensation consultant. For 2014, the P&O Committee determined to revise the Comparison Group to remove H.J. Heinz Company because the company had been taken private. The Comparison Group for 2014 therefore consisted of the following 16 companies:

Comparison Group
Avon Products, Inc.	Kellogg Company
Campbell Soup Company	Kimberly-Clark Corporation
The Clorox Company	Kraft Foods Group, Inc.
The Coca-Cola Company	Mondelez International, Inc.
ConAgra Foods, Inc.	PepsiCo, Inc.
The Estee Lauder Companies, Inc.	The Procter & Gamble Company
General Mills, Inc.	Reckitt Benckiser Group plc
Johnson & Johnson	Unilever N.V.

Compensation data are collected for these companies for all of the Company’s three primary compensation components (base salary, annual incentive pay and long-term incentive pay), both individually and in the aggregate, as well as for indirect compensation elements such as perquisites and retirement benefits.

The Company’s average adjusted earnings-per-share growth, net sales growth, organic sales growth, total shareholder return, return on invested capital, return on sales and CEO total direct compensation relative to the Comparison Group during the three-year period from 2012-2014 were as follows:

Percentile
Adjusted earnings-per-share growth	62nd
Net sales growth	46th
Organic sales growth	91st
Total shareholder return	71st
Return on invested capital	Highest
Return on sales	82nd
CEO total direct compensation	63rd

Adjusted earnings-per-share growth and organic sales growth as used in this section and under “The Industry Peer Group” below reflect the adjustments described in Annex A to Colgate’s earnings-per-share growth and net sales growth, respectively, and comparable adjustments to peer companies’ earnings-per-share growth and net sales growth.

The Industry Peer Group

Colgate regularly reviews its performance against a group of peer companies, referred to in this CD&A as the “Industry Peer Group.” The P&O Committee uses this peer group for purposes of making awards that are based on relative performance measures, including the supplemental long-term incentive award opportunity based on relative shareholder return.

The Industry Peer Group is selected to represent companies that are in the same industry as Colgate and that are comparable to Colgate from an investment perspective. The P&O Committee believes it is relevant to compare Colgate’s financial performance against these companies because it is likely that Colgate’s stockholders are comparing Colgate’s performance to a similar group of companies when making investment decisions.

The P&O Committee determined not to make any changes to the Industry Peer Group in 2014, so this group remained the same as in 2012 and 2013. The Industry Peer Group for 2014 therefore consisted of the following seven companies:

Industry Peer Group
Avon Products, Inc.	The Procter & Gamble Company
Beiersdorf AG	Reckitt Benckiser Group plc
The Clorox Company	Unilever N.V.
Kimberly-Clark Corporation
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 EXECUTIVE COMPENSATION

The Company’s average adjusted earnings-per-share growth, net sales growth, organic sales growth, total shareholder return, return on invested capital and return on sales relative to the Industry Peer Group during the three-year period from 2012-2014 were as follows:

Percentile
Adjusted earnings-per-share growth	65th
Net sales growth	57th
Organic sales growth	Highest
Total shareholder return	56th
Return on invested capital	Highest
Return on sales	88th

Compensation Components

Compensation Mix

Colgate’s executive compensation programs consist of the following three primary components:

•	Base salary;

•	Annual incentives payable in the form of cash bonuses; and

•	Long-term incentives payable in the form of stock options and performance-based restricted stock units.

In allocating compensation among these three components, the Committee seeks to provide reasonable and competitive levels of fixed compensation (i.e., salary), while emphasizing performance-based compensation that varies based on overall Company or business unit performance and/or the performance of the Company’s Common Stock. Accordingly, as the following chart illustrates, of the compensation awarded for 2014, base salaries for the Named Officers other than the CEO represented approximately 25% of the three compensation components noted above, and incentive compensation, both annual and long-term, represented approximately 75%, while the base salary for Mr. Cook represented approximately 10% of the three components noted above and incentive compensation represented approximately 90%. The compensation mix for Mr. Cook reflects the P&O Committee’s belief that a larger portion of his compensation should be variable and tied to the Company’s financial and stock price performance.

The mix between annual incentive pay (cash bonus) and long-term incentives (stock options and performance-based restricted stock units) is determined based on competitive practice and Colgate’s desire to focus, first, on long-term performance and shareholder value and, second, on annual performance. Within the long-term incentive category, the Named Officers receive a mix of stock options and performance-based restricted stock units since the two types of awards serve different but complementary purposes. Stock options provide value only to the extent that the Company’s stock price appreciates, thereby providing an effective link to changes in shareholder value that aligns the interests of stockholders and executives. Performance-based restricted stock units provide value based on the Company’s long-term performance relative to its objectives, creating a strong link between compensation and the achievement of the

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 EXECUTIVE COMPENSATION

Company’s long-term strategic objectives. The Company’s compensation philosophy and competitive practice also drive determinations about total compensation levels for the Named Officers.

In addition to the three primary components of compensation discussed above, the Company provides its executive officers, including the Named Officers, with limited perquisites that represent less than 1% of the total compensation for each Named Officer shown in the Summary Compensation Table. For the Named Officers, such perquisites consist primarily of an annual allowance of up to $11,500 to be used for legal, financial or tax counseling, an annual physical exam and, in the case of Mr. Cook, the use of a Company car and driver. The Company implemented this allowance plan, which is available to approximately 850 employees with allowance amounts varying based on salary grade level, over 20 years ago to ensure transparency and uniformity of treatment for all executives regarding perquisites. For more information on perquisites provided to the Named Officers in 2014, see note 6 to the Summary Compensation Table. Any personal income taxes due as a result of these perquisites are the responsibility of the Named Officers.

The compensation and benefits payable to the Named Officers in the event of retirement, severance and change in control are described on pages 45 to 47 and 51 to 53. The Company’s retirement programs are designed to provide the Company’s long-serving, retiring employees with fair and adequate replacement income based on then-prevailing market practice. The Named Officers participate in the same retirement programs that are available to other U.S. employees, with supplemental benefits provided to make up benefits under plans that are subject to certain limits under the Internal Revenue Code. Retirement benefits for all of the Named Officers other than Mr. Garcia and Mr. Hendry, who joined the Company in 2003 and 1991, respectively, are calculated based on a formula available to salaried employees who were employed by the Company on June 30, 1989. The Company’s severance program is designed to provide participants with reasonable compensation if their employment is terminated in the event of a change in control or at the Company’s convenience other than for cause. The potential payments and benefits under these various programs did not influence the decisions discussed in the balance of this CD&A regarding the setting of salary, annual bonus and long-term incentives for the Named Officers since these programs serve very different purposes.

Base Salary

Base salaries for the Named Officers and all other employees are based on established salary ranges for each grade level. The CEO’s salary is set independently by the P&O Committee, without the involvement of the CEO. The P&O Committee reviews salaries for the other Named Officers based on recommendations from the Global Human Resources function and the CEO in accordance with the established salary ranges and the guidelines described below.

Since base salaries are designed to provide a reasonable, competitive level of fixed compensation, the mid-point of each salary range is set at the median pay level for similar jobs at companies in the Comparison Group. Salaries above the median are available for key contributors to the success of the Company and long-tenured exceptional performers. Setting salaries in the median range or above mitigates pressure that might otherwise exist to support short-term focused or higher-risk business strategies if fixed compensation were set materially below market rates.

Decisions regarding where in the range a particular individual’s salary should be and whether his or her salary should be increased during the year are based on the following factors:

•	Colgate’s annual salary budget guidelines;

•	Company or business unit performance, as applicable;

•	Assumption of new responsibilities;

•	Data from the Comparison Group; and

•	Individual performance, elements of which include:

•	the individual’s ability to translate the Company’s four strategic initiatives (Engaging to Build Our Brands, Effectiveness and Efficiency, Innovation for Growth and Leading to Win) into specific strategies applicable to his or her function, to communicate those strategies clearly and effectively to his or her team and, working with his or her team, to deliver results against those strategies that help the Company achieve its performance objectives and strategic initiatives; and

•	other performance measures, such as the successful launch of innovative new products, increases in market share of Colgate products, geographic expansion and increases in productivity.

All of the Named Officers are high-performing executives with long tenure at the Company. Accordingly, in 2014, salaries for the Named Officers other than Mr. Cook ranged between approximately the 60th and 90th percentile of salaries for similar jobs in the Comparison Group based on the most recent data available to the Company. Mr. Hickey received a promotion during 2014 and his base salary was increased in order to bring his total direct compensation to the median of companies in the Comparison Group. Mr. Cook’s salary for 2014 was increased by 2.8%. His salary remains below the 50th percentile for CEOs in the Comparison Group because, as discussed above, the P&O

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 EXECUTIVE COMPENSATION

Committee has determined in Mr. Cook’s case to place greater emphasis on long-term equity incentive compensation (performance-based restricted stock units and stock options), than on cash compensation (salary and annual bonus) to provide an especially strong link between pay and performance.

Annual Incentives—Cash Bonuses

Overview. Annual incentive awards are awarded under the stockholder-approved Colgate-Palmolive Company 2013 Incentive Compensation Plan (the “2013 Plan”), using a pooling method to facilitate compliance with the requirements of Section 162(m) of the Internal Revenue Code. The annual incentive pool is funded with an amount equal to 0.75% of the Company’s 2014 adjusted net income. Pre-established procedures require the adjustment of the net-income measure for the effects of the following, as applicable: accounting changes, restructuring charges, gains or losses on the sales of businesses and certain other unusual, non-recurring items. This practice is consistent with the presentation in Colgate’s public filings, in which the impact of these items is discussed separately. Adjusted net income for 2014 excludes charges resulting from the Company’s four-year Global Growth and Efficiency Program, the effective devaluation of the Venezuelan bolivar, competition law matters in Europe, the sale of land in Mexico and a foreign tax matter.

Each Named Officer is allocated a portion of the annual incentive pool, applying a percentage established by the P&O Committee at the beginning of the year, from which the P&O Committee grants individual awards to each Named Officer. The P&O Committee has discretion to reduce, but not to increase, annual incentive awards from this level. The P&O Committee determined actual individual annual incentive awards based on pre-established performance measures, as described below.

Award Opportunities

Cash bonuses are designed to reward performance over a one-year period against one or more pre-established performance measures set by the P&O Committee at the beginning of the year. Awards are determined by the P&O Committee based on audited financial results available early in the following year based on achievement against the designated goals.

Executives, including the Named Officers, are each assigned a bonus award opportunity, which is based on salary grade level, expressed as a percentage of base salary and generally set at or below the median of the Comparison Group. Assigned award opportunities are established for each Named Officer to ensure that the portion of annual cash compensation (i.e., salary plus cash bonus) that is based on performance increases with the level of responsibility. This is intended to ensure that the executives who are most responsible for managing the Company and establishing its strategic plan are held most accountable to stockholders. For 2014, Mr. Cook’s assigned bonus award opportunity was 160% of base salary, Mr. Hickey’s assigned bonus award opportunity was 100% of base salary, Mr. Garcia’s assigned bonus award opportunity was 75% of base salary and the assigned bonus award opportunities for Messrs. Hendry and Moison were 70% of base salary. Mr. Hickey’s award opportunity increased from 70% in 2013 to 100% in 2014 as a result of his promotion. The formula-driven award payouts depend upon performance against the pre-established measures discussed below and range from zero, if performance falls below a threshold level, to a maximum of two times the assigned award opportunity for Mr. Cook and 1.5 times the assigned award opportunity for the other Named Officers. Mr. Cook’s maximum payout level is set at a higher level than the other Named Officers because his salary is set below the median of the Comparison Group. The higher maximum provides an opportunity for Mr. Cook to receive above-median cash compensation, but only when the Company exceeds its performance goals. In addition, the annual cash bonuses for 2014 for all of the Named Officers were subject to a 10% adjustment, up or down, based on performance against the pre-established organic sales growth measure discussed below. The annual cash bonuses for 2014 for all of the Named Officers also were subject to a 10% downward adjustment if certain key global ethics and compliance objectives were not met. These ethics and compliance objectives were achieved in 2014.

Performance Measures and Bonus Payouts

Adjusted earnings per share is the primary performance measure for annual cash bonuses for all of the Named Officers, including the CEO. Additionally, annual cash bonuses are adjusted (downward or upward) based on organic sales growth performance. The adjusted earnings-per-share measure was selected to create a strong focus on the Company’s overall profit goal and its underlying drivers of sales, cost control and financial efficiency. Adjusted earnings per share also is a key measure followed by investors. The organic sales growth measure was selected because it reflects the underlying momentum of the Company’s business. The earnings-per-share measure is adjusted for the effects of the following, as applicable: accounting changes, restructuring charges, gains or losses on the sales of businesses and certain other unusual, non-recurring items. This practice is consistent with the presentation in Colgate’s public filings, in which the impact of these items is discussed separately. Based on the Company’s 2014 business strategy to achieve strong organic sales growth and gross margin expansion while achieving adjusted earnings-per-share growth between 4.0% and 5.0%, in order for the Named Officers to earn annual cash bonuses at the maximum

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 EXECUTIVE COMPENSATION

level, Base Business Earnings Per Share had to be at least $2.97, or 4.6% growth over the prior year. To earn annual cash bonuses equal to the Named Officers’ assigned award opportunities, which would represent payouts at approximately the 40th to the 55th percentile of the Comparison Group, Base Business Earnings Per Share had to equal $2.90. To earn annual cash bonuses at the threshold level, which would represent payouts at approximately the lowest to the 30th percentile of the Comparison Group, Base Business Earnings Per Share had to equal $2.71. If Base Business Earnings Per Share was less than $2.71, no annual bonuses would be paid.

Calculated annual bonus awards for the Named Officers are adjusted up or down (irrespective of the maximum opportunities discussed above) based on organic sales growth performance. If Colgate’s organic sales growth in 2014 over the prior year was greater than or equal to 6.5%, bonuses would increase by 10%, or would decrease by 10% if Colgate’s organic sales growth was less than or equal to 2.5%. For organic sales growth between 2.5% and 6.5%, the award modifier would be interpolated on a linear basis.

Colgate’s Base Business Earnings Per Share was $2.93 in 2014 (representing 3.2% growth over the prior year on a dollar basis and double digit growth on a local currency basis) and, consequently, the P&O Committee approved bonus awards for the Named Officers between the assigned award opportunities and the maximum levels (prior to application of the organic sales growth modifier). Colgate’s organic sales growth in 2014 was 4.9%. Based on achieving this level of organic sales growth, the modifier described above increased the annual bonus for each of the Named Officers by 2.0%. Therefore, the annual cash bonuses for Messrs. Hendry and Moison equaled 86.7% of their respective salaries, for Mr. Garcia equaled 92.9% of salary and for Mr. Hickey equaled 123.9% of salary. In each case, the cash bonus represented 123.9% of their assigned award opportunities. Mr. Cook’s annual bonus equaled 233.1% of salary, or 145.7% of his assigned award opportunity. These awards were paid at approximately the 60th to the 70th percentile of annual bonuses for similar jobs in the Comparison Group, based on the most recent data available to the Company.

Long-term Incentives

Overview. Colgate’s long-term incentive compensation is designed to focus the Named Officers and other Colgate executives on shareholder value and to reward their contribution to the long-term growth and performance of the Company. Colgate uses two types of long-term incentives for the Named Officers, both paid in the form of equity: stock options and performance-based restricted stock units. Stock options and performance-based restricted stock units are used to balance and support all of the key principles discussed on page 28. Because their value is solely dependent on appreciation in share price, stock options strongly support the objectives of ensuring that pay is aligned with changes in shareholder value and creating commonality of interest between the Named Officers and stockholders. The use of performance-based restricted stock units ensures that the amount of long-term incentive compensation granted is tied directly to both increases in shareholder value and the achievement of critically important multi-year performance objectives. Due to the multi-year vesting requirements, all of Colgate’s long-term incentives support the goal of retaining the Named Officers.

Consistent with Colgate’s longstanding practice of encouraging stock ownership at all levels of the organization to reward employees for the long-term value they create and to create common interests between management and stockholders, long-term equity grants are the largest component of total direct compensation for the Named Officers. In general, following a review of the practices of the Comparison Group, long-term incentives are targeted at the median of the Comparison Group, with above-median awards available based on superior performance. In 2014, Colgate’s annual stock option and restricted stock unit utilization for all awards was 1.1% of outstanding stock, placing it at the 68th percentile of the Comparison Group based on the most recently available market data at the time these awards were granted. Because Colgate uses a mix of long-term incentives that is weighted more heavily toward stock options than full value awards as compared with the companies in the Comparison Group, its utilization rate will generally be above the median of the Comparison Group.

Equity Grant Process and Policies. The Company makes annual equity awards at the same predetermined times each year, at regularly scheduled P&O Committee meetings in the first and third quarters. The calendar for such meetings is set by March of the preceding year. Equity awards for new hires or newly promoted employees or special awards for recognition or retention purposes are made on a monthly basis according to a pre-determined schedule. The grant date of any award is the date on which such award is approved, and the grant price of any award is never less than the closing price of the Company’s Common Stock on the date of grant.

Stock Options

Overview. Stock options are granted under the stockholder-approved 2013 Plan. The number of stock options granted to individual executives is determined based on guidelines set for each salary grade level. Established annually, the stock option guidelines are determined based on a review of market data and share utilization. Actual awards may vary from such guidelines based on a qualitative assessment of factors similar to those used to determine salary, including

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 EXECUTIVE COMPENSATION

each individual’s performance, the performance of the business unit or function for which they are responsible and the assumption of new job responsibilities. (See discussion of salary beginning on page 32.) As with other compensation decisions, in the case of the CEO, the P&O Committee makes such assessment with the participation and concurrence of the other independent directors of the Board and considering advice from its independent consultant, F.W. Cook & Co. In the case of the other Named Officers, the P&O Committee reviews and approves awards taking into account the recommendations of the Global Human Resources function and the CEO.

Stock Option Grants. During 2014, stock option grants to Colgate’s Named Officers were either at or within 19% of the guideline award level. Variations from the guideline award level were based on strong individual, business unit and/or Company performance, recent promotions and internal pay equity considerations. See column (j) of the Grants of Plan-Based Awards Table for the number of stock options granted to the Named Officers in 2014. Mr. Cook’s award for 2014 was 684,474 options, consistent with the pre-established guideline.

Stock Option Terms. For all of the Named Officers, the stock options vest in equal annual installments over three years, the exercise price of the stock options is equal to the closing price of the Company’s Common Stock on the date of grant and the term of the stock options is six years. Unvested stock options are forfeited if the recipient terminates his employment with the Company, other than through retirement. For more information regarding the effect of various types of termination of employment on the vesting of outstanding equity awards, including stock options, see pages 52 to 53.

Performance-Based Restricted Stock Unit Awards

Award Opportunities. Performance-based restricted stock unit awards are made to executive officers, including the Named Officers, under the stockholder-approved 2013 Plan.

Each year, at the beginning of a three-year measurement cycle, the P&O Committee approves a set of performance goals and assigns each Named Officer a restricted stock unit award opportunity, expressed as a percentage of the midpoint of the salary range for his grade level. The Named Officers are also eligible for a supplemental award equal to 25% of their assigned award opportunities based on total shareholder return versus the Industry Peer Group. At the conclusion of each three-year cycle, actual performance is measured against the pre-established performance goals to determine the award value. The award value is calculated in dollars and then converted into restricted stock units by dividing the dollar value by the then-current share price. The P&O Committee has discretion to adjust the calculated awards downward, but not upward. Awards are made in the form of restricted stock units, which are subject to an additional three-year vesting period, during which time the recipient must remain employed by the Company unless he or she is eligible for retirement. At the conclusion of the vesting period, awards are distributed in the form of shares of Common Stock. The combination of this additional three-year vesting period with the original three-year performance period underscores the Company’s focus on long-term results, alignment of interests between executives and stockholders and retention of executive talent.

As noted above, assigned award opportunities are set as a percentage of the midpoint of the salary range for the executive’s grade level and are expressed in dollars. For the 2012-2014 measurement cycle, Mr. Cook’s assigned award opportunity was 320% of his salary grade midpoint, and the assigned award opportunity for the other Named Officers ranged from 120% to 130% of salary grade midpoint. Depending upon performance against the pre-established measures discussed below, including the supplemental measure based on total shareholder return versus peers, actual award payouts range from zero, if performance falls below a certain level, to a maximum of two times the assigned award opportunity.

Performance Measures and Award Payouts. The performance measures used are compounded annual growth in net sales and adjusted earnings per share over the three-year measurement period. The two measures of net sales and adjusted earnings-per-share growth were chosen based on the Company’s view that together they reflect the underlying momentum of the Company’s business and its ability to generate cash to reinvest in business-building activities and return value to stockholders.

A “Profitable Growth Matrix,” approved by the P&O Committee for each performance cycle, sets forth the percentage of the assigned award opportunity that will be paid for various levels of compounded annual growth in net sales and adjusted earnings per share over the three-year measurement period. The payout levels reflected in the Profitable Growth Matrix are selected to support the sales and earnings-per-share goals that the Company has set for itself in its multi-year strategic plan. For the 2012-2014 cycle, a payout at 100% of the assigned award opportunity required compounded annual growth in net sales and Base Business Earnings Per Share over the three-year period of 3% and 7%, respectively. Actual compounded annual growth in net sales and Base Business Earnings Per Share for the 2012-2014 cycle were 1.1% and 5.3%, respectively.

The Named Officers are also eligible for a supplemental award based on total shareholder return versus peers over the same three-year period, which adds a relative performance measure. If the Company’s total shareholder return, defined as stock price appreciation plus dividends accrued, during the period is in the top third when compared with the total

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 EXECUTIVE COMPENSATION

shareholder return of the companies making up the Industry Peer Group plus the Company, a supplemental award equal to 25% of an individual’s assigned award opportunity will be made. For the 2012-2014 cycle, the Company’s total shareholder return of 60.4% was not in the top third when compared to the Industry Peer Group, so the Named Officers did not receive the supplemental award.

Given the Company’s performance in terms of compounded annual growth in net sales and Base Business Earnings Per Share and total shareholder return for the 2012-2014 performance cycle, as set forth above, restricted stock unit awards to the Named Officers for this cycle equaled 73.3% of their individual assigned award opportunities. (See note 2 to the Grants of Plan-Based Awards Table for the number of restricted stock units granted to each Named Officer in respect of the 2012-2014 cycle.) Since awards for the 2012-2014 cycle were granted in February 2015, after results for the 2012-2014 period were known, they are not shown in column (e) (“Stock Awards”) of the Summary Compensation Table, which reflects awards granted during 2014, 2013 and 2012.

Restricted Stock Unit Terms. For all of the Named Officers, the above restricted stock units vest and are distributed as shares of Common Stock three years from the date of the award. Awards are forfeited if the recipient terminates his employment with the Company, other than through retirement, prior to the end of the three-year vesting period. For more information regarding the effect of various types of termination of employment on the vesting of outstanding equity awards, including restricted stock units, see pages 52 to 53. Recipients of restricted stock unit awards do not have voting rights or receive dividends until the awards vest. During the vesting period, since the performance goals for the applicable measurement cycle have been met, even though the award is subject to a further vesting requirement, dividend equivalents in the form of additional restricted stock units accrue at the same rate that dividends are paid on the Company’s Common Stock, to be distributed as shares together with the underlying award.

Stock Ownership Guidelines

To further align the interests of the Company’s officers with those of its stockholders and ensure a long-term perspective, the Board has established minimum stock ownership guidelines for members of senior management. The CEO is required to own Colgate stock equal in value to eight times his annual salary, and the other Named Officers must hold Colgate stock in amounts equal to four times their annual salaries. Other senior managers of the Company are subject to ownership requirements of one or two times their annual salaries. Executives have five years from their initial promotion into an eligible position to achieve required ownership levels. Compliance with these guidelines is evaluated on an annual basis. All of the Named Officers are in compliance with this policy.

Hedging and Pledging of Company Stock

Colgate’s Board has adopted policies that prohibit Colgate’s directors, officers and employees who receive stock-based compensation from engaging in transactions to hedge against declines in the value of Colgate’s stock and that prohibit directors and officers from pledging Colgate stock. During 2014, all of the Named Officers were in compliance with these policies.

Clawback Policy

Colgate’s Board has adopted a policy that permits Colgate to recoup incentive awards made to Colgate’s executive officers if the financial results on which such awards were based are subsequently restated and the executive officer’s intentional misconduct contributed to the restatement.

Advisory Vote on Executive Compensation

The Company’s executive compensation program received substantial stockholder support and was approved, on an advisory basis, by 96.0% of stockholders voting on the proposal at the 2014 Annual Meeting of Stockholders. The P&O Committee reviewed the overall vote results and the votes of the Company’s top 30 institutional investors who were required to report their voting records, all of which voted in favor of the advisory vote on executive compensation. The P&O Committee believes that these results reflect the stockholders’ strong support for the compensation decisions made by the Committee for the Company’s Named Officers for 2013 and determined no targeted stockholder outreach or changes to the Company’s compensation programs were warranted. However, the P&O Committee and the Board value stockholder feedback on all governance matters, including executive compensation.

Conclusion

In summary, the Company believes that strong executive performance is vital to strong Company performance. Thus, its approach to executive compensation is guided by the principle that executives should have the potential for increased compensation when performance objectives are exceeded, provided that there is appropriate downward adjustment if performance objectives are not met.

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 EXECUTIVE COMPENSATION

P&O Committee Report

The P&O Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and this Proxy Statement.

The foregoing P&O Committee report has been submitted by the members of the P&O Committee: Richard J. Kogan (Chair), John T. Cahill, Helene D. Gayle, Delano E. Lewis, J. Pedro Reinhard and Stephen I. Sadove.

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 EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation of the Company’s Chairman of the Board, President and Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (the “Named Officers”) for 2014, 2013 and 2012.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Ian Cook	2014	$1,273,333	—	$3,240,536	$5,202,002	$2,995,885	$1,514,973	$304,853		$14,531,582
Chairman of the Board,	2013	$1,238,333	—	$3,834,050	$5,156,004	$4,085,455	$1,429,219	$248,290		$15,991,351
President and Chief	2012	$1,204,067	—	$2,405,709	$5,384,000	$4,140,720	$1,348,320	$272,793		$14,755,609
Executive Officer
Dennis J. Hickey	2014	$820,000	—	$905,259	$894,056	$1,027,772	$2,553,256	$333,293	(7)	$6,533,636
Chief Financial	2013	$752,208	—	$823,494	$811,847	$871,564	$776,483	$93,465		$4,129,061
Officer	2012	$706,500	—	$1,445,924	$807,600	$810,731	$1,249,858	$79,886		$5,100,499
Fabian T. Garcia	2014	$913,833	—	$905,259	$972,010	$855,342	$38,516	$206,538		$3,891,498
Chief Operating Officer,	2013	$891,333	—	$1,061,911	$990,658	$1,049,962	$68,550	$156,647		$4,219,061
Global Innovation and	2012	$865,925	—	$1,598,295	$2,868,000	$1,048,359	$64,899	$134,207		$6,579,685
Growth, Europe/South
Pacific & Hill’s Pet
Nutrition
Franck J. Moison	2014	$845,567	—	$790,385	$972,010	$738,511	$2,659,697	$359,962	(7)	$6,366,132
Chief Operating Officer,	2013	$825,133	—	$926,200	$990,658	$907,189	$1,977	$101,975		$3,753,132
Emerging Markets &	2012	$800,858	—	$1,281,529	$2,248,500	$905,783	$1,574,152	$87,879		$6,898,701
Business Development
Andrew D. Hendry	2014	$786,700	—	$695,554	$797,012	$686,503	$84,187	$215,678		$3,265,634
Vice Chairman(8)	2013	$769,067	—	$823,494	$811,847	$845,526	$106,150	$175,608		$3,531,692

Notes to the Summary Compensation Table

(1)	Bonus. Cash bonuses are awarded based on specific pre-established performance measures and therefore are reported in column (g) under Non-Equity Incentive Plan Compensation.

(2)	Stock Awards. This column reflects the aggregate grant date fair value of performance-based restricted stock unit awards made to the Named Officers in the years reported. The value of restricted stock unit awards is based on the fair market value of the Company’s Common Stock on the date of grant, which is the closing stock price on the date of grant. For more information regarding these awards and the programs under which they were made, including the terms and conditions and applicable performance measures, see pages 35 to 36 of the CD&A and the Grants of Plan-Based Awards Table.

(3)	Option Awards. This column reflects the aggregate grant date fair value of stock option awards granted to each of the Named Officers in the years reported. The estimated value of stock options is calculated using the Black-Scholes-Merton option pricing model (the “Black-Scholes model”). For a description of the assumptions used to calculate the amounts, see Note 8 (“Capital Stock and Stock-Based Compensation Plans”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2014. For more information regarding these awards, including their terms and conditions, see pages 34 to 35 of the CD&A and the Grants of Plan-Based Awards Table.

(4)	Non-Equity Incentive Plan Compensation. This column reflects the cash bonuses earned by the Named Officers under the stockholder-approved Colgate-Palmolive Company 2013 Incentive Compensation Plan (the “2013 Plan”) (and for 2012, under the predecessor to the 2013 Plan, the stockholder-approved Executive Incentive Compensation Plan (the “EICP Plan”)) based on one or more pre-established performance measures, as discussed more fully on pages 33 to 34 of the CD&A. These bonuses were awarded and paid after audited financial results for the years for which performance was measured were known early in the following year. For 2014, the performance measures were growth in adjusted earnings per share and organic sales. See the Grants of Plan-Based Awards Table for more information regarding 2014 bonuses.

(5)	Change in Pension Value. This column reflects (i) the aggregate change in the actuarial present value of each Named Officer’s accumulated benefit under the Colgate-Palmolive Company Employees’ Retirement Income Plan (the “Retirement Plan”) and the

(Notes continued on next page)

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 EXECUTIVE COMPENSATION

Colgate-Palmolive Company Supplemental Salaried Employees’ Retirement Plan (the “Supplemental Retirement Plan”) from December 31, 2013 to December 31, 2014, December 31, 2012 to December 31, 2013 and December 31, 2011 to December 31, 2012, as applicable, and (ii) for the Named Officers other than Mr. Cook, above-market interest earned during those periods under the Company’s Supplemental Savings and Investment Plan, as described on page 49. For Messrs. Cook, Hickey and Moison, whose Retirement Plan and Supplemental Retirement Plan benefits are calculated under the final average earnings formula discussed on page 46, the year-over-year actuarial present value changes are attributable to changes to the discount rate, changes in mortality assumptions as noted below and changes in compensation. The discount rates used to determine the present value of the benefits as of December 31, 2014, December 31, 2013, December 31, 2012 and December 31, 2011 were 4.24%, 4.96%, 4.14% and 4.90%, respectively. For more information about the discount rate and how it is calculated, see “Critical Accounting Policies and Use of Estimates” and Note 10 (“Retirement Plans and Other Retiree Benefits”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2014. The mortality assumptions were updated to reflect the Society of Actuaries’ Retirement Plan Experience Committee’s updated mortality tables and mortality improvement scale published in October 2014. The aggregate benefits payable to a participant under the Retirement Plan and the Supplemental Retirement Plan are subject to the limits described under “Retirement Plans.” For Messrs. Garcia and Hendry, the year-over-year actuarial present value changes reflect additional interest credited to their accounts under the Retirement Plan and the Supplemental Retirement Plan, as discussed on pages 46 to 47. The aggregate changes in the actuarial present value of the Retirement Plan and Supplemental Retirement Plan benefits during 2014 reflected in the column were as follows: Mr. Cook—$1,514,973; Mr. Hickey—$2,549,902; Mr. Garcia—$36,571; Mr. Moison—$2,658,543; and Mr. Hendry—$78,206. As noted above, this column also includes the following amounts of above-market interest earned under the Company’s Supplemental Savings and Investment Plan: Mr. Hickey—$3,354; Mr. Garcia—$1,945; Mr. Moison—$1,154; and Mr. Hendry—$5,981.

(6)	All Other Compensation. The amounts shown in this column are paid pursuant to programs available either to all U.S. employees generally or to a broad group of management employees, except as specifically noted in the footnotes below. The dollar amounts paid under each such program and the value of perquisites and other personal benefits granted to the Named Officers in 2014 were:

		Company
	Company	Allocations to	Value of
	Contributions	Supplemental	Company-	Perquisites
	to Savings and	Savings and	Paid Life	and Other
	Investment	Investment	Insurance	Personal
Named Officer	401(k) Plan(a)	Plan(b)	Premiums	Benefits(c)
Ian Cook	$20,551	$224,660	$2,550	$57,092
Dennis J. Hickey	$59,551	$259,806	$2,436	$11,500
Fabian T. Garcia	$33,551	$158,279	$2,550	$12,158
Franck J. Moison	$59,551	$285,392	$2,536	$12,483
Andrew D. Hendry	$40,051	$161,651	$2,476	$11,500

(a)	This column reflects Company contributions to the Named Officers’ accounts under the Savings and Investment Plan, a broad-based employee stock ownership and 401(k) plan available generally to all U.S. employees. These contributions are made in the form of shares of Common Stock pursuant to the following programs: Company match, profit-sharing accounts, bonus and income savings and, for all Named Officers except Mr. Cook, retirement contributions. The amounts shown represent the value of such contributions at the time of allocation to the Named Officers’ accounts.

(b)	This column reflects Company allocations to the Colgate-Palmolive Company Supplemental Savings and Investment Plan (“Supplemental Savings and Investment Plan”), a plan available to all U.S. employees who are not able to receive the full Company matching or retirement contributions under the Savings and Investment Plan due to certain Internal Revenue Service (“IRS”) limits. Amounts allocated by the Company to the Named Officers’ and other employees’ accounts under this plan are equal only to the amount of the Company matching and/or retirement contributions in excess of these IRS limits.

(c)	This column consists of: (i) a pre-determined annual allowance available to approximately 850 employees in amounts ranging from a maximum of $11,500 for senior executives including the Named Officers to $2,000 for junior executives, (ii) personal use of a car and driver for Mr. Cook and (iii) annual physical exams for Messrs. Garcia and Moison.

Each of the Named Officers received the pre-determined allowance, described in (i) above, of $11,500 during 2014. The predetermined allowance may be used as reimbursement for certain qualified expenditures, namely legal, financial or tax counseling. The Company implemented this allowance plan over 20 years ago to ensure transparency and uniformity of treatment for all executives regarding perquisites. The incremental cost to the Company of the personal use of a car and driver by Mr. Cook was $45,592, valued as a proportionate amount of the cost of the annual lease, driver and related operating expenses. Any income taxes due as a result of these perquisites are the responsibility of the Named Officers.

(7)	The increase in All Other Compensation for Messrs. Hickey and Moison was primarily due to the changes made to the Company’s retirement benefit programs in 2014, which resulted in substantially all of the Company’s retirement benefit allocations being made to the Savings and Investment Plan rather than the Company’s defined benefit plan. For more information regarding the Company’s retirement benefits, see pages 45 to 47.

(8)	Mr. Hendry served as Chief Legal Officer and Secretary until November 3, 2014, when he assumed the role of Vice Chairman.
39

 EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table shows information about the non-equity incentive awards, stock options and restricted stock unit awards that are reflected in the Summary Compensation Table for 2014 and that were granted to the Named Officers either during, or with respect to services rendered in, 2014.

								All
								Other	All Other	Exercise
								Stock	Option	or	Grant Date
								Awards:	Awards:	Base	Fair
		Estimated Possible Payouts			Estimated Possible Payouts			Number	Number of	Price	Value
		Under Non-Equity Incentive Plan			Under Equity Incentive Plan			of Shares	Securities	of	of Stock
		Awards(1)			Awards(2)			of Stock	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(#)(3)	($/Sh)	($)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Ian Cook	2/20/14				$1,268,520	$3,844,000	$7,688,000				$3,240,536
	9/10/14								684,474	$64.00	$5,202,002
	2/19/15	$1,028,000	$2,056,000	$6,915,600
Dennis J.	2/20/14				$354,354	$1,073,800	$2,147,600				$905,259
Hickey	9/10/14								117,639	$64.00	$894,056
	2/19/15	$415,000	$830,000	$2,237,400
Fabian T.	2/20/14				$354,354	$1,073,800	$2,147,600				$905,259
Garcia	9/10/14								127,896	$64.00	$972,010
	2/19/15	$345,375	$690,750	$2,237,400
Franck J.	2/20/14				$309,375	$937,500	$1,875,000				$790,385
Moison	9/10/14								127,896	$64.00	$972,010
	2/19/15	$298,200	$596,400	$2,237,400
Andrew D.	2/20/14				$272,250	$825,000	$1,650,000				$695,554
Hendry	9/10/14								104,870	$64.00	$797,012
	2/19/15	$277,200	$554,400	$2,237,400

Notes to the Grants of Plan-Based Awards Table

(1)	The amounts shown represent the threshold, target and maximum payouts for annual performance-based cash bonuses under the stockholder-approved 2013 Plan with respect to services rendered in 2014. The threshold amounts represent the potential payout if performance against the pre-established performance measures is at threshold levels. The target amounts represent the potential payout if performance against the pre-established performance measures is at target levels. The maximum amounts represent the portion allocated to each Named Officer of the annual incentive pool established to facilitate deductibility under Section 162(m) of the Internal Revenue Code. The actual amounts awarded are reported in column (g) of the Summary Compensation Table. See pages 33 to 34 of the CD&A for a description of the Company’s annual incentive program, including the above-mentioned performance measures.

(2)	The amounts shown represent the dollar value of threshold, target and maximum award opportunities for performance-based restricted stock unit awards granted to the Named Officers in February 2014 pursuant to the EICP Plan for the 2011-2013 measurement cycle. As described in more detail on pages 35 to 36 of the CD&A, such restricted stock unit awards are made based on the strength of compound annual growth in both net sales and adjusted earnings per share over a three-year measurement period. For the 2011-2013 measurement cycle, compounded annual growth in net sales and adjusted earnings per share had to be 5% and 8%, respectively, to earn awards at the target level. Award opportunities are expressed in dollars and are converted into units based on the fair market value of the Company’s Common Stock on the date of grant. Actual awards based on the award opportunities shown above were made in February 2014 following the completion of the 2011-2013 measurement period, and the number of restricted stock units granted to the Named Officers, which was 84.3% of their target award opportunities, was as follows: Mr. Cook—52,385; Mr. Hickey—14,634; Mr. Garcia—14,634; Mr. Moison—12,777; and Mr. Hendry—11,244. The aggregate grant date fair value of such awards is included in column (e) of the Summary Compensation Table.

Performance-based restricted stock unit awards based on the award opportunities discussed in the CD&A were made in February 2015 following the completion of the 2012-2014 measurement period, and the number of restricted stock units granted to the Named Officers, which was 73.3% of their target award opportunities, was as follows: Mr. Cook—42,262; Mr. Hickey—11,429; Mr. Garcia—11,429; Mr. Moison—9,985; and Mr. Hendry—8,771. See pages 35 to 36 of the CD&A for a description of the performance-based restricted stock unit program and the awards granted in February 2015, including the terms and conditions and applicable performance measures.

(Notes continued on next page)

40

 EXECUTIVE COMPENSATION

(3)	The amounts shown represent annual stock option awards granted in September 2014 under the stockholder-approved 2013 Plan. The aggregate grant date fair value of such awards is included in column (f) of the Summary Compensation Table. The key terms of the Company’s stock options are as follows: (a) the exercise price is equal to the closing price of the Company’s Common Stock on the date of grant, (b) the term is six years and (c) they vest in equal annual installments over three years.

(4)	This column shows the grant date fair value of: (i) the actual restricted stock units for which the estimated payout range is described in columns (f) through (h) of this table; and (ii) the stock option awards shown in column (j) of this table. The value of restricted stock units is based on the fair market value of the Company’s Common Stock on the date of grant, which is the closing stock price on the date of grant. The estimated value of options is calculated using the Black-Scholes model. For a description of the assumptions used to calculate the amounts, see Note 8 (“Capital Stock and Stock-Based Compensation Plans”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2014.
41

 EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table contains information about stock options and restricted stock units held by the Named Officers as of December 31, 2014.

	Option Awards(1)(2)					Stock Awards(1)
		Number of	Number of
		Securities	Securities			Number of	Market Value
		Underlying	Underlying			Shares or	of Shares or
		Unexercised	Unexercised	Option		Units of Stock	Units of Stock
		Options	Options	Exercise	Option	That Have Not	That Have Not
	Option	(#)	(#)	Price	Expiration	Vested	Vested
Name	Grant	Exercisable	Unexercisable(3)	($)	Date	(#)(4)(5)	($)(6)
(a)	Date	(b)	(c)	(e)	(f)	(g)	(h)
Ian Cook	9/10/09	710,000	—	$36.61	9/10/15	169,938	$11,758,010
	9/16/10	710,000	—	$38.29	9/16/16
	9/8/11	710,000	—	$45.23	9/8/17
	9/13/12	533,333	266,667	$52.27	9/13/18
	9/12/13	231,939	463,878	$59.28	9/12/19
	9/10/14	—	684,474	$64.00	9/10/20
Dennis J. Hickey	9/10/09	64,000	—	$36.61	9/10/15	60,820	$4,208,136
	9/16/10	64,000	—	$38.29	9/16/16
	9/8/11	90,000	—	$45.23	9/8/17
	9/13/12	80,000	40,000	$52.27	9/13/18
	9/12/13	36,520	73,041	$59.28	9/12/19
	9/10/14	—	117,639	$64.00	9/10/20
Fabian T. Garcia	9/10/09	123,000	—	$36.61	9/10/15	70,174	$4,855,339
	9/16/10	130,000	—	$38.29	9/16/16
	9/8/11	130,000	—	$45.23	9/8/17
	3/8/12	—	300,000	$46.97	3/8/18
	9/13/12	100,000	50,000	$52.27	9/13/18
	9/12/13	44,564	89,128	$59.28	9/12/19
	9/10/14	—	127,896	$64.00	9/10/20
Franck J. Moison	9/10/09	110,000	—	$36.61	9/10/15	56,882	$3,935,666
	9/16/10	130,000	—	$38.29	9/16/16
	9/8/11	130,000	—	$45.23	9/8/17
	3/8/12	133,333	66,667	$46.97	3/8/18
	9/13/12	100,000	50,000	$52.27	9/13/18
	9/12/13	44,564	89,128	$59.28	9/12/19
	9/10/14	—	127,896	$64.00	9/10/20
Andrew D. Hendry	9/10/09	20,000	—	$36.61	9/10/15	36,138	$2,500,388
	9/8/11	120,000	—	$45.23	9/8/17
	9/13/12	86,666	43,334	$52.27	9/13/18
	9/12/13	36,520	73,041	$59.28	9/12/19
	9/10/14	—	104,870	$64.00	9/10/20

(Notes appear on next page)

42

 EXECUTIVE COMPENSATION

Notes to the Outstanding Equity Awards at Fiscal Year-End Table

(1)	For information regarding the treatment of these awards in the event of termination of employment under various circumstances including retirement, see “Executive Severance and Other Termination Benefits—Equity Awards.”

(2)	The following table contains information about the aggregate value of stock options held by each of the Named Officers as of December 31, 2014. The values shown are calculated based on the difference between the closing price of the Company’s Common Stock on December 31, 2014 and the applicable exercise prices.

	Value of Unexercised
	In-the-Money Options
	at Fiscal Year-End
Named Officer	Exercisable	Unexercisable
Ian Cook	$73,404,910	$12,661,457
Dennis J. Hickey	$7,934,633	$2,011,183
Fabian T. Garcia	$13,272,769	$9,059,039
Franck J. Moison	$15,811,889	$3,874,379
Andrew D. Hendry	$5,355,102	$2,001,323

(3)	The stock option awards shown in this column will vest as follows:

Named Officer	3/8/15	9/10/15	9/12/15	9/13/15	3/8/16	9/10/16	9/12/16	3/8/17	9/10/17
Ian Cook	—	228,158	231,939	266,667	—	228,158	231,939	—	228,158
Dennis J. Hickey	—	39,213	36,520	40,000	—	39,213	36,521	—	39,213
Fabian T. Garcia	100,000	42,632	44,564	50,000	100,000	42,632	44,564	100,000	42,632
Franck J. Moison	66,667	42,632	44,564	50,000	—	42,632	44,564	—	42,632
Andrew D. Hendry	—	34,956	36,520	43,334	—	34,957	36,521	—	34,957

(4)	The amounts shown in this column and in note 5 below include dividend equivalents in the form of additional restricted stock units that have accrued during the applicable vesting period, rounded down to the nearest full number. Any accrued fractional restricted stock units are settled in cash and therefore are not included in the amounts shown.

(5)	The restricted stock units shown in this column will vest as follows:

Named Officer	3/7/15	3/8/15	3/7/16	2/20/17	3/8/17
Ian Cook	16,182	53,262	49,712	50,782	—
Dennis J. Hickey	3,477	32,482	10,676	14,185	—
Fabian T. Garcia	4,557	14,917	14,557	14,874	21,269
Franck J. Moison	3,773	28,705	12,074	12,330	—
Andrew D. Hendry	3,461	11,197	10,629	10,851	—

(6)	The market value of unvested restricted stock units is calculated based on the closing price of the Company’s Common Stock on December 31, 2014.
43

 EXECUTIVE COMPENSATION

Option Exercises and Vesting of Previously Granted Restricted Stock Units

The following table contains information about the number of shares acquired and value realized (including, in the case of restricted stock units, dividend equivalents in the form of additional restricted stock units that accrued during the vesting period) during 2014 upon the exercise or vesting of equity awards previously granted to each of the Named Officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
Ian Cook	710,000	$17,047,100	128,159	$7,958,023
Dennis J. Hickey	64,000	$1,754,675	11,130	$694,693
Fabian T. Garcia	122,000	$3,327,916	79,708	$4,938,016
Franck J. Moison	110,000	$2,693,920	31,875	$1,982,304
Andrew D. Hendry	292,000	$8,337,043	26,513	$1,646,819

Notes to the Option Exercises and Vesting of Restricted Stock Units Table

(1)	The aggregate dollar amount realized upon the exercise of stock options is calculated based on the difference between the fair market value of the Company’s Common Stock on the exercise date and the exercise price of the stock option.

(2)	The aggregate dollar amount realized upon the vesting of restricted stock units is calculated based on the closing price of the Company’s Common Stock on the vesting date of each award. The aggregate dollar amount realized upon the vesting of restricted stock units includes the value of any accrued fractional restricted stock units settled in cash.
44

 EXECUTIVE COMPENSATION

Retirement Plans

The Named Officers are participants in and will receive retirement benefits under the Retirement Plan, a broad-based, tax-qualified retirement plan available generally to all U.S. employees who were eligible for the plan as of August 31, 2010, and the Supplemental Retirement Plan, a non-qualified supplemental plan available to employees whose benefits under the Retirement Plan are subject to certain IRS limits. The Supplemental Retirement Plan provides for payment of the portion of the Retirement Plan benefit that exceeds these IRS limits. Colgate’s retirement programs, including these plans, are generally designed to provide the Company’s long-serving, retiring employees with fair and adequate replacement income based on then-prevailing market practice.

Under the Retirement Plan, benefits are determined in accordance with one of two formulas: (i) the “final average earnings” formula, the formula in effect under the Retirement Plan on June 30, 1989; or (ii) the Personal Retirement Account (“PRA”) formula, which was added to the Retirement Plan on July 1, 1989. The majority of the Retirement Plan participants’ benefits are determined in accordance with the PRA formula.

All of the Company’s salaried employees employed at June 30, 1989 were offered a one-time opportunity to elect to continue accruing benefits under the Retirement Plan’s final average earnings formula by making monthly contributions of 2% of recognized earnings up to the Social Security wage base and 4% of recognized earnings in excess of the wage base. Employees who made this election and continued making contributions receive at retirement the greater of: (i) the benefit under the final average earnings formula or (ii) the sum of the benefit under the PRA formula plus the contributions made by the employee. Employees who did not make this election, and eligible employees hired on or after July 1, 1989 and before June 1, 2010, accrued retirement benefits under the PRA formula. The final average earnings and PRA formulas are described in more detail below. Employees hired after June 1, 2010 are not eligible to participate in the Retirement Plan, but are eligible to participate in the Savings and Investment Plan, a defined contribution plan sponsored by the Company.

Following a review of its retirement benefits, effective September 1, 2010, the Company made several adjustments to its retirement programs, including the following: (i) allocating a larger portion of the Company’s retirement benefit allocations to the Savings and Investment Plan rather than the Retirement Plan; (ii) simplifying the formula for determining monthly pay-based credits under the PRA formula; and (iii) determining interest credits under the PRA formula using long-term rates instead of short-term rates. The simplified formula and the interest crediting rate are described below under “PRA Formula.”

Following a further review of its retirement benefits, effective January 1, 2014, the Company made several additional adjustments to its retirement programs, including the following: (i) allocating substantially all of the Company’s retirement benefit allocations to the Savings and Investment Plan rather than the Retirement Plan; (ii) no longer providing monthly pay-based credits under the PRA formula; and (iii) only taking into account service through December 31, 2013 when calculating benefits under the final average earnings formula. These changes were designed to better align the Company’s programs with market practice while continuing to offer employees the opportunity to build savings for retirement.

For employees who receive the benefit under the final average earnings formula, the normal retirement age is 65, with early retirement available at age 55. The benefit payable upon early retirement is reduced by one-third of one percent for each month a person retires and begins collecting benefits before age 60. However, there is no reduction in the benefit if the participant has attained 85 years of combined age and service with the Company at the time of early retirement. For employees who receive the benefit under the PRA formula, the benefit is payable upon the employee’s departure from the Company at any age and is equal to the employee’s vested account balance.

Total annual retirement benefits payable under the Retirement Plan and the Supplemental Retirement Plan are subject to a maximum of 70% of the sum of an individual’s base salary at retirement plus cash-based incentive compensation awarded for services rendered in the calendar year immediately preceding retirement. In addition, in February 2010, the Company amended the Supplemental Retirement Plan to limit the benefits payable thereunder such that a participant’s aggregate benefits under the Retirement Plan and the Supplemental Retirement Plan, as currently calculated and projected, may not exceed a cap of $26.8 million when expressed as a lump sum. Such cap is increased at an annual rate of 6%. Under the standard form of retirement benefit for a married participant, the employee receives a monthly retirement benefit for life and, upon the employee’s death, his or her spouse is entitled to receive a monthly benefit for life equal to 50% of the employee’s benefit. For approximately 350 employees, including the Named Officers, the employee’s spouse is entitled to receive an additional monthly amount equal to 25% of the employee’s normal monthly retirement benefit for life, if the employee dies during retirement. However, this benefit is not available to the extent it would cause the total retirement benefit payable to the employee’s spouse to exceed 100% of the employee’s normal retirement benefit.

45

 EXECUTIVE COMPENSATION

If the participant in question is a “specified employee” under Section 409A of the Internal Revenue Code, there may be a six-month delay in the commencement of Supplemental Retirement Plan distributions, if triggered by the participant’s termination or retirement.

Final Average Earnings Formula

Messrs. Cook, Hickey and Moison made the one-time election in 1989 described above and, accordingly, will receive the greater of the final average earnings formula or PRA formula calculated using the pay-based credit schedule in effect on August 31, 2010.

Benefits under the final average earnings formula are computed by multiplying “final average earnings” by the product of years of service through December 31, 2013 and 1.8%. The final average earnings formula also includes an offset for Social Security benefits.

“Final average earnings” is defined as the average of an individual’s highest “recognized earnings” during the individual’s highest paid three consecutive years after 2011, or, if greater, the highest paid three consecutive years out of the last ten years as of December 31, 2013. For any participant whose recognized earnings exceeded $255,000 as of December 31, 2013, any increase in benefit attributable to increases in “final average earnings” after December 31, 2013 is provided under the Supplemental Retirement Plan and not under the Retirement Plan.

“Recognized earnings” for a particular year are set on February 1 each year, and consist of (i) the higher of the compensation earned by an employee during the previous year or (ii) his or her annual salary as of January 1 of the year in question plus the annual bonus paid to the employee in the previous year. Recognized earnings do not include the value of restricted stock units or stock options. Employees retiring under the final average earnings formula may request that their retirement benefit under the Supplemental Retirement Plan be paid to them in a lump sum rather than an annuity. Such requests may be accepted or denied. If accepted, the lump sum amount is limited to the present value of the benefit accrued through December 31, 2004, in accordance with Section 409A of the Internal Revenue Code. The value of the benefit accrued under the Supplemental Retirement Plan after December 31, 2004 is paid in the form of an annuity.

PRA Formula

Eligible employees hired on or after July 1, 1989 and before June 1, 2010, and those hired before July 1, 1989 who did not make the one-time election to participate in the final average earnings formula as described above, accrued benefits under the PRA formula. Mr. Garcia, who joined the Company in 2003, and Mr. Hendry, who joined the Company in 1991, will each receive benefits under the PRA formula. PRA formula benefits are determined as follows: On July 1, 1989, an account was established for each eligible person employed on June 30, 1989, with an opening balance equal to the greater of (i) the value of the pension then accrued under the final average earnings formula or (ii) an amount equal to the sum of the monthly pay-based credits that would have been made to the employee’s account had the PRA always been in effect. For employees hired between July 1, 1989 and June 1, 2010, including Messrs. Garcia and Hendry, monthly pay-based credits accumulated in a PRA account established in the employee’s name. Through August 31, 2010, these credits equaled a percentage of the employee’s monthly recognized earnings determined in accordance with the following schedule:

Years of Service	Up to 1/48 of Social Security Wage Base	Over 1/48 of Social Security Wage Base
0–9	2.50%	3.75%
10–14	3.00%	4.50%
15–19	4.00%	6.00%
20–24	5.35%	8.00%
25 or more	7.50%	11.25%

The PRA formula was amended effective September 1, 2010 to provide for monthly pay-based credits equal to a percentage of the employee’s monthly recognized earnings determined in accordance with the following schedule:

Years of Service	Basic Retirement Contributions
0–9	2.00%
10 or more	2.50%
46

 EXECUTIVE COMPENSATION

In addition, eligible employees received additional allocations to their PRA accounts in September 2010 and September 2011 of 0.25% of their projected PRA balance as of August 31, 2010 for each full year of vesting service through August 31, 2010, up to a combined maximum of 15% based on 30 years of service.

The Retirement Plan was amended effective January 1, 2014 to provide that no additional pay-based credits will be made to PRA accounts after December 31, 2013. These changes also apply to the Supplemental Retirement Plan.

Under the PRA formula, the employee’s account receives a monthly credit for interest. The interest crediting rate is equal to the IRS Composite Corporate Bond Rate (not to exceed the Third Segment Rate, which is a rate defined under the Internal Revenue Code regulations for pension plans). This rate was 4.86% for 2014. Interest credits continue after December 31, 2013.

Employees’ accounts vest based on their years of service as follows: two years—50%; three years—100%. Employees retiring under the PRA formula may elect to have their retirement benefit under the Supplemental Retirement Plan paid in a lump sum. If such request is made, the full benefit will be paid in a lump sum. Otherwise, benefits earned under the Supplemental Retirement Plan through December 31, 2004 will follow the form of benefit elected under the Retirement Plan and benefits earned after December 31, 2004 will be paid in a lump sum.

47

 EXECUTIVE COMPENSATION

Pension Benefits

The following table shows the actuarial present value of each Named Officer’s total accumulated benefit as of December 31, 2014 under the terms of the Retirement Plan and the Supplemental Retirement Plan, and assumes that each Named Officer elects a joint and survivor annuity at the time of retirement.

Name (a)	Plan Name (b)	Number of Years Credited Service (#)(1) (c)		Present Value of Accumulated Benefit ($)(2) (d)		Payments During Last Fiscal Year ($) (e)
Ian Cook	Retirement Plan	37.83		$2,496,671		—
	Supplemental Retirement Plan	37.83		$24,267,841		—
				$26,764,512		—
Dennis J. Hickey	Retirement Plan	36.58		$2,417,209		—
	Supplemental Retirement Plan	36.58		$10,171,175		—
				$12,588,384		—
Fabian T. Garcia	Retirement Plan	10.25		$103,681		—
	Supplemental Retirement Plan	18.92	(3)	$567,248	(3)	—
				$670,929		—
Franck J. Moison	Retirement Plan	35.00		$2,467,663		—
	Supplemental Retirement Plan	35.00		$13,433,255		—
				$15,900,918		—
Andrew D. Hendry	Retirement Plan	22.83		$380,430		—
	Supplemental Retirement Plan	22.83		$1,270,344		—
				$1,650,774		—

Notes to the Pension Benefits Table

(1)	Except as described in note 3 below, the years in this column represent the actual years worked for Colgate by the Named Officers as of December 31, 2013. As noted above, as a result of the changes effective January 1, 2014, the Retirement Plan and Supplemental Retirement Plan do not take into account service after December 31, 2013.

(2)	For Messrs. Cook, Hickey and Moison, the amounts shown were calculated assuming credited service as of December 31, 2013 and final average earnings, as described above, as of December 31, 2014 and a discount rate of 4.24%. In addition, as noted above, the aggregate benefits payable to a participant under the Retirement Plan and the Supplemental Retirement Plan are subject to a cap of $26.8 million, with such cap increased at an annual rate of 6%. Based on their respective ages and years of service at December 31, 2014, Messrs. Cook, Hickey and Moison were eligible to retire without any benefit reduction due to age and/or service. For more information regarding the assumptions used to calculate the accrued benefits as of December 31, 2014, see Note 10 (“Retirement Plans and Other Retiree Benefits”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2014.

For Messrs. Garcia and Hendry, the amounts shown reflect the value as of December 31, 2014 of their benefits under the PRA formula under the Retirement Plan and Supplemental Retirement Plan described above.

As noted above, the Named Officers whose benefits are calculated under the final average earnings formula may request that the portion of their benefit under the Supplemental Retirement Plan earned prior to 2005 be paid in the form of a lump sum. In such case, the lump sum amount payable as of December 31, 2014 would be as follows: Mr. Cook—$6,305,604; Mr. Hickey—$2,529,128; and Mr. Moison—$2,536,024. The value of the portion of the Supplemental Retirement Plan benefit earned after 2004 would be paid in the form of an annuity. Messrs. Garcia and Hendry are eligible to receive their full benefit (including benefits under both the Retirement Plan and the Supplemental Retirement Plan) of $670,929 and $1,650,774, respectively, in a lump sum under the PRA formula.

(3)	For Mr. Garcia, the amount shown includes an enhancement to his years of credited service of 8.67 years that the Company agreed to give him upon his joining the Company in 2003 to compensate him for forfeited benefits that he had earned in his previous employment. This enhancement resulted in an incremental benefit to Mr. Garcia of $136,440.
48

 EXECUTIVE COMPENSATION

Deferred Compensation Plan

Eligible employees, including the Named Officers, may elect annually to defer a portion of their salary and/or cash bonus under the Colgate-Palmolive Company Deferred Compensation Plan (the “Deferred Compensation Plan”). Under this plan, participants can defer up to 75% of their salary and/or 100% of their cash bonus payable in the following calendar year. At the option of the participant, these amounts may be deferred to a specific date, at least five years from when the compensation is otherwise payable, or until retirement. Interest on deferred amounts is credited to the participant’s account at the end of each calendar year and compounded annually. Interest accrues at a fixed rate equal to 120% of the Applicable Federal Rate (“AFR”) published by the IRS, which, for amounts deferred in 2014, equaled 2.07% and 4.05% for mid- and long-term rates, respectively. Mid- or long-term AFRs are used based on the length of the deferral period elected. Once established, the same rate remains in effect throughout the entire deferral period.

At the time of deferral, a participant must indicate whether he or she wishes to receive the amount deferred in either a lump sum or up to ten annual installments. If a participant is less than 55 years old and leaves or retires prior to the elected commencement date for distributions, the deferred amounts will be distributed immediately in a lump sum, regardless of the method of distribution originally elected by the participant. If a participant is 55 or older and leaves or retires prior to the elected commencement date for distributions, the deferred amounts will be paid according to the participant’s original election. If the participant in question is a “specified employee” under Section 409A of the Internal Revenue Code, there may be a six-month delay in the commencement of distributions, if triggered by the participant’s termination or retirement. Changes to deferral elections and early withdrawals from deferred accounts are only permitted in extreme cases, such as unforeseen financial hardship which is demonstrated to the P&O Committee. Of the Named Officers, only Mr. Garcia has elected to participate in the Deferred Compensation Plan. Mr. Garcia deferred a portion of his annual cash bonus for 2013 (which was paid in 2014). Information about earnings on his deferral is included in the Nonqualified Deferred Compensation Table.

Supplemental Savings and Investment Plan

Employees, including the Named Officers, whose earnings exceed certain applicable federal limitations on compensation that may be recognized under tax-qualified plans, such as the Savings and Investment Plan, are entitled to receive a supplemental contribution under the Supplemental Savings and Investment Plan. The supplemental contribution is equal to the amount of the Company’s matching contributions and retirement contributions that cannot be made under the Savings and Investment Plan due to certain federal tax limits. Under the Savings and Investment Plan, the Company matches a portion of employee contributions up to 6% of the employee’s recognized earnings (as defined on page 46) and provides retirement contributions based on a percentage of recognized earnings, subject to a maximum eligible amount of recognized earnings under applicable federal tax regulations of $265,000 in 2015 and $260,000 in 2014. The supplemental contributions are allocated to the Supplemental Savings and Investment Plan.

Interest is credited under the Supplemental Savings and Investment Plan as follows:

•	Contributions allocated to the plan through December 31, 2002 realize investment results based on the performance of the Company’s Common Stock.

•	Contributions allocated to the plan from January 1, 2003 through September 30, 2010 were credited with interest at annual interest rates calculated on the same basis as under the Deferred Compensation Plan described above. Effective October 1, 2010, the interest crediting rate was adjusted so that these contributions are credited with interest at the rate of 6.01%.

•	Contributions allocated to the plan in December 2010 for 2010 matching contributions are credited with interest at the rate of 6.01%.

•	Contributions allocated to the plan for retirement contributions beginning on September 1, 2010, and for matching contributions beginning on January 1, 2011, are credited with the same interest rate that applies under the Retirement Plan as described on page 47.

Amounts allocated to the Supplemental Savings and Investment Plan are distributed upon the participant’s departure from the Company. If the participant in question is a “specified employee” under Section 409A of the Internal Revenue Code, there may be a six-month delay in the commencement of distributions, if triggered by the participant’s termination or retirement.

49

 EXECUTIVE COMPENSATION

Nonqualified Deferred Compensation

The following table shows information about the amount of contributions, earnings and balances for each Named Officer under the Supplemental Savings and Investment Plan and, in the case of Mr. Garcia, the Deferred Compensation Plan as of December 31, 2014.

Name (a)	Aggregate Balance at Beginning of Last Fiscal Year ($)	Executive Contributions in Last Fiscal Year ($) (b)		Registrant Contributions in Last Fiscal Year ($)(1) (c)	Aggregate Earnings in Last Fiscal Year ($)(2) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($)(3) (f)
Ian Cook	$810,469	—		$224,660	$54,583	—	$1,089,712
Dennis J. Hickey	$936,226	—		$259,806	$73,689	—	$1,269,721
Fabian T. Garcia	$767,902	$100,000	(4)	$158,279	$41,700	—	$1,067,881
Franck J. Moison	$430,235	—		$285,392	$34,611	—	$750,238
Andrew D. Hendry	$1,725,826	—		$161,651	$124,626	—	$2,012,103

Notes to the Nonqualified Deferred Compensation Table

(1)	These amounts represent Company contributions under the Supplemental Savings and Investment Plan for 2014, which were allocated to the Supplemental Savings and Investment Plan. These contributions are also included in compensation reported for each Named Officer in column (i) of the Summary Compensation Table.

(2)	These amounts represent the interest credited to each Named Officer during 2014 for amounts allocated under the Supplemental Savings and Investment Plan and, in the case of Mr. Garcia, deferred under the Deferred Compensation Plan. For information regarding the calculation of interest earnings on these amounts, see page 49.

(3)	To the extent that an executive was a “Named Officer” for a reported year, these amounts, other than the portion attributable to accrued earnings, were reported in previous proxy statements as compensation in the year of the executive’s deferral (under the Deferred Compensation Plan or the Supplemental Savings and Investment Plan) or the Company’s contribution (under the Supplemental Savings and Investment Plan), as applicable.

(4)	This amount represents the portion of Mr. Garcia’s annual cash bonus for 2013 that he deferred under the Deferred Compensation Plan during 2014. This amount is also included in Mr. Garcia’s compensation reported for 2013 in column (g) of the Summary Compensation Table.
50

  EXECUTIVE COMPENSATION

Executive Severance and Other Termination Benefits

The P&O Committee periodically reviews the appropriateness of the payment and benefit levels provided under the plans and programs described in this section, based on competitive market information and emerging best practices and governance trends. In particular, the Company’s Executive Severance Plan (the “Severance Plan”) is subject to renewal periodically by the Board. During its most recent review of the Severance Plan in September 2013, the P&O Committee and the Board determined to limit the bonus component of the severance amount to the average of the last three years’ annual bonus awards. Previously, the bonus component was the greater of the average of the three highest annual bonus awards within the last five years or the target bonus that would have been paid in the year in which the termination occurs.

Severance Plan

Change in Control. The Severance Plan is designed to provide participants with reasonable compensation if their employment is terminated following a change in control of the Company. Individual employees are assigned a particular severance level up to the maximum allowed under the plan (24 months) based on grade level and years of service, subject to individual negotiation from time to time in the case of new hires.

The P&O Committee selects participants from among the executive officers and other key personnel of the Company and has selected a group of approximately 150 participants, including the Named Officers. In addition to the Severance Plan, the Company has incorporated other arrangements relating to a change in control in its compensation and benefit plans, as described below.

Under the Severance Plan, if at any time within two years of a “change in control” of the Company, the Company terminates a Named Officer’s employment for any reason other than for cause, or a Named Officer terminates employment due to an adverse change in his conditions of employment, such as a diminution in his position, authority or responsibilities, or a salary reduction (each a “Qualified Termination”), such Named Officer is entitled to receive a lump sum amount equal to (i) between 18 and 24 months of compensation (defined as base salary as of the termination date plus the average of his last three years’ annual bonus awards), plus (ii) the present value of additional retirement plan accruals the participant would have received had he remained employed until the end of the severance period, or age 65, if earlier. The Named Officers are also entitled to receive the continuation of medical, dental and life insurance benefits during the severance period. No severance payments are required if a Named Officer is terminated for “cause,” which is defined as the felony conviction of the Named Officer for a crime having a detrimental effect on the Company’s reputation, business or financial condition, the Named Officer’s willful engagement in any malfeasance, dishonesty, fraud or gross misconduct having a material detrimental effect on the Company’s reputation, business or financial condition or the Named Officer’s willful and deliberate failure to materially perform his employment duties.

Generally under the plan, a “change in control” is deemed to occur if: (a) any person, entity or group acquires 30% or more of the Company’s outstanding shares of Common Stock or voting securities (other than securities acquired directly from the Company); (b) a majority of the board of directors as of the effective date of the Severance Plan is replaced (unless any subsequent board member is approved by at least a majority of the original incumbent board, who shall thereafter be considered an incumbent board member); (c) a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the Company’s assets is consummated (other than under specific circumstances); or (d) a complete liquidation or dissolution of the Company is approved by the Company’s stockholders.

If an outside accounting firm were to determine that a payment under the Severance Plan would cause a Named Officer to exceed the statutory limit and subject him to tax under Section 4999 of the Internal Revenue Code, then the Named Officer would receive a reduced amount.

In addition to the foregoing severance benefit, the Severance Plan provides for a payment within 30 days after the change in control, whether or not the Named Officer remains employed, of a pro-rated bonus for the year in which the change in control occurs. The pro-rated bonus paid may be used to offset any other bonus awarded for such year.

Termination for Company Convenience. Whether or not a change in control has occurred, if the Company terminates the employment of a Named Officer at the Company’s convenience other than for cause, the Company will pay in a lump sum an amount between 15 and 24 months of the Named Officer’s base salary and continue to pay certain medical, dental and life insurance benefits for the same period. For employees who are eligible to receive benefits under the final average earnings formula described on page 46, the severance period and the period during which the Company continues such benefits ends upon the earlier of the Named Officer reaching age 65 or attaining 85 years of combined age and service with the Company. The Company is not required to make these payments if it terminates a Named Officer’s employment for “cause” (as defined above) or if such officer voluntarily terminates his employment.

51

 EXECUTIVE COMPENSATION

Other Change-in-Control Arrangements

Other arrangements relating to a change in control in the Company’s compensation and benefit plans are as follows.

•	Equity Awards. Under the 2013 Plan, stock options held by employees that are not yet exercisable become exercisable upon a change in control and a Qualified Termination of employment. Stock options held by employees that were granted under the predecessors to the 2013 Plan and are not yet exercisable become exercisable upon a change in control. Unvested restricted stock units are considered earned in full and non-forfeitable (i) in the case of performance-based awards, upon a change in control, and (ii) in the case of all other awards, upon a Qualified Termination of employment.

•	Deferred Compensation Balances. Under the Severance Plan, participating employees are also entitled to receive within 30 days following a change in control all amounts previously deferred by the employee under the Deferred Compensation Plan and amounts held in the employee’s Supplemental Savings and Investment Plan account. For more information regarding the Deferred Compensation Plan and the Supplemental Savings and Investment Plan, see page 49.

•	Letter of Credit for Unfunded Retirement Plan. With respect to the Supplemental Retirement Plan, which is an unfunded plan, the Company has arranged for a letter of credit that requires the issuing bank to fund the accrued benefits payable under this plan if the Company refuses to pay these benefits after a change in control. Funding would be made by payments to a trust, the assets of which would be subject to the claims of the Company’s creditors if the Company were to become insolvent.

Death and Disability Benefits

The Company provides additional benefits to approximately 1,000 employees, including the Named Officers, upon their death or disability. If a Named Officer dies while actively employed, his eligible survivors are entitled to an annuity equal to 20% of the Named Officer’s “recognized earnings” (as defined on page 46) at the time of death. The benefit is payable until the Named Officer would have reached age 65. If the Named Officer’s spouse is not living and his dependent children are under the age of 23, the benefit is paid to them until they reach age 23, or until the employee would have reached age 65, whichever is earlier.

Under the Long-term Disability Plan available to all U.S. employees, the Company generally provides long-term disability benefits based on an employee’s earnings up to a maximum of $300,000. Certain executives, including the Named Officers, receive additional benefits based on the amount of their earnings that exceed $300,000, at no additional cost to them. If a Named Officer becomes disabled at or before age 60 while he is actively employed, he is entitled to receive these increased disability benefits until he reaches age 65. If a Named Officer becomes disabled after age 60 while he is actively employed, he is entitled to receive disability benefits until the earlier of the date on which he reaches age 70 or five years from the date he became disabled.

Deferred Compensation and Retirement Benefits

For information about the pension benefits payable to the Named Officers upon their retirement and deferred compensation balances, see pages 45 to 50. In addition to the post-retirement welfare benefits available to U.S. employees generally, approximately 1,000 employees, including the Named Officers, who have at least 10 years of service at retirement, can qualify for a post-retirement life insurance benefit equal to one-half of recognized earnings up to a maximum of $750,000 in lieu of the Company’s regular life insurance benefit for retirees.

Equity Awards

The treatment, in general, of previously granted equity awards in the case of the termination of employment under the following circumstances is as follows:

•	Death, Disability or Retirement. All unvested restricted stock units, including those subject to continued employment, will continue to vest and be distributed in accordance with their original vesting schedule, except, in the case of retirement, for special retention awards that are subject to continued employment. All outstanding stock options, whether or not previously exercisable, will be exercisable for a period of three years from the death, disability or retirement, as applicable, or until the end of the original term of the option, whichever is shorter.

•	Termination for Company Convenience. Where severance is paid following a termination of employment at the Company’s convenience, the severance period is counted in determining the vesting of restricted stock units and stock options and whether the employee would have been eligible for retirement. If the employee would have
52

 EXECUTIVE COMPENSATION

been eligible for retirement during the severance period, equity awards are treated as outlined under “Death, Disability or Retirement” above. If not, any unvested restricted stock units that would have vested during the severance period will continue to vest and be distributed in accordance with their original vesting schedule. Any unvested stock options that would have vested during the severance period will be vested upon termination and, together with any other vested stock options, will be exercisable for a period of three months or until the end of the original term of the option, whichever is shorter. Any remaining unvested restricted stock units and stock options will be forfeited.

•	Termination for Cause. Unvested restricted stock units and both vested and unvested stock options are forfeited.

•	Resignation. Unvested restricted stock units and unvested stock options are forfeited. Vested stock options are exercisable for a period of three months after termination, or until the end of their original term, if shorter.

•	Change in Control. For a description of the treatment of equity awards following a change in control of the Company, see “Other Change-in-Control Arrangements” on page 52.
53

 EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change in Control

The following table sets forth the estimated incremental payments and benefits that would be payable to each Named Officer upon termination of his employment or a change in control of the Company, assuming that the triggering event occurred at year-end 2014. These amounts would be incremental to the compensation and benefit entitlements described previously in this Proxy Statement that are not contingent upon a termination or change in control.

	Change In Control		Involuntary Termination
Name	Without Qualified Termination(1)	With Qualified Termination(2)	With Cause	Without Cause(3)	Resignation	Death(4)(5)	Disability(5)(6)	Retirement(7)
Ian Cook	—	$10,038,531	—	—	—	$2,059,917	$10,458,530	—
Dennis J. Hickey	—	$3,260,016	—	—	—	—	$2,147,860	—
Fabian T. Garcia	—	$2,657,274	—	$1,147,355	—	$3,128,174	$6,874,935	—
Franck J. Moison	—	$3,154,205	—	—	—	$1,283,633	$2,495,016	—
Andrew D. Hendry	—	$3,207,286	—	$1,208,217	—	—	$1,654,365	—

Notes to the Potential Payments Upon Termination or Change in Control Table

(1)	Change in Control without Qualified Termination. As shown in this column, if there is a change in control but there is no Qualified Termination of the Named Officer’s employment, the Named Officer would not be entitled to receive any incremental payment or benefit. However, the vesting or distribution of certain existing compensation reported previously in this Proxy Statement would be accelerated as follows:

•	Equity Awards. The vesting of previously granted (i) performance-based restricted stock units and (ii) stock options granted under the predecessors to the 2013 Plan would be accelerated as described under “Other Change-in-Control Arrangements—Equity Awards” on page 52. All such awards were reported on Forms 4 when granted and as compensation in the proxy statement for the year of grant, to the extent the executive was a “Named Officer” for that year. The estimated value as of year-end 2014 of the previously granted awards that would be accelerated for the applicable Named Officers is as follows: Mr.Garcia—$10,776,330 and Mr. Moison—$1,481,341. The estimated value of restricted stock units that would be accelerated was calculated based on the closing price of the Company’s Common Stock on December 31, 2014. The estimated value of stock options that would be accelerated was calculated based on the difference between the closing price of the Company’s Common Stock on December 31, 2014 and the applicable exercise price.

•	Cash Bonus. If the change in control occurs at year-end, as assumed in the table above, the Named Officers would be entitled to receive their annual cash bonus for the year in which the change in control occurs (reported as of year-end 2014 in column (g) of the Summary Compensation Table).

•	Deferred Compensation Balances. The Named Officers would be entitled to receive any amounts previously deferred by or allocated to them under the Deferred Compensation Plan or Supplemental Savings and Investment Plan (reported as of year-end 2014 in column (f) of the Nonqualified Deferred Compensation Table).

(2)	Change in Control with Qualified Termination. This column consists of the following benefits under the Severance Plan described beginning on page 51: (i) severance payments, (ii) the value of accruals under Company retirement plans during the severance period and (iii) the value of the continuation of medical, dental and life insurance benefits during the severance period. The value of retirement accruals was calculated based on the difference between the present value of additional retirement plan accruals that the Named Officer would have received had he remained employed until the end of the severance period, or age 65, if earlier, and the present value of retirement benefits payable at the change-in-control date without assuming future service. For more information regarding the assumptions used to calculate the present value of retirement benefits, see note 2 to the Pension Benefits Table. The additional medical, dental and life insurance benefits were valued based on the aggregate premiums paid by the Company for the applicable severance period.

In addition to the amounts shown in this column, the vesting or distribution of certain existing compensation reported previously in this Proxy Statement would be accelerated as follows:

•	Equity Awards. The vesting of previously granted stock options and restricted stock units would be accelerated as described under “Other Change-in-Control Arrangements—Equity Awards” on page 52. All such awards were reported on Forms 4 when granted and as compensation in the proxy statement for the year of grant, to the extent the executive was a “Named Officer” for that year. The estimated value as of year-end 2014 of the previously granted awards that would be accelerated for the applicable Named Officers is as follows: Mr. Hickey—$1,471,650; Mr. Garcia—$13,914,777; and Mr. Moison—$2,585,078. For the assumptions used to calculate the value of the stock options and restricted stock units, see note 1 above.

•	Cash Bonus. If the triggering event occurs at year-end, as assumed in the table above, the Named Officers would be entitled to receive their annual cash bonus for the year in which the triggering event occurs (reported as of year-end 2014 in column (g) of the Summary Compensation Table).

(Notes continued on next page)
54

 EXECUTIVE COMPENSATION

•	Retirement Accruals and Deferred Compensation Balances. The Named Officers would be entitled to receive their accrued retirement benefits (reported in the Pension Benefits Table) and any amounts previously deferred by or allocated to them under the Deferred Compensation Plan or Supplemental Savings and Investment Plan (reported as of year-end 2014 in column (f) of the Nonqualified Deferred Compensation Table). The Named Officers would also be entitled to receive the balance in their accounts under the Savings and Investment Plan, including the Company contributions to the accounts, as further described in note 7 below.

(3)	Involuntary Termination without Cause. Messrs. Cook, Hickey and Moison are not eligible for severance in the event of termination for Company convenience under the Severance Plan because they are eligible for retirement with full benefits under the final average earnings formula described on page 46. This column shows the severance payment and the value of the continuation of medical, dental and life insurance benefits during the severance period that would be payable to Messrs. Garcia and Hendry. For the assumptions used to calculate the additional retirement and insurance benefits, see note 2 above.

In addition to the amounts shown in this column, certain previously granted and unvested equity awards would be allowed to vest if they would have otherwise vested before the end of the severance period, as described under “Equity Awards—Termination for Company Convenience” beginning on page 52. All such awards were reported on Forms 4 when granted and as compensation in the proxy statement for the year of grant, to the extent the executive was a “Named Officer” for that year. The estimated value as of year-end 2014 for awards that would be accelerated for the applicable Named Officers is as follows: Mr. Hickey—$1,471,650; Mr. Garcia—$8,307,793; and Mr. Moison—$2,585,078. For the assumptions used to calculate these amounts, see note 1 above. If the triggering event occurs at year-end, as assumed in the table above, each Named Officer would also be entitled to receive his annual cash bonus for the year in which the triggering event occurs (reported in column (g) of the Summary Compensation Table), his performance-based restricted stock unit award for the three-year performance cycle ending such year (reported in note 2 to the Grants of Plan-Based Awards Table) and any amounts previously deferred by or allocated to him under the Deferred Compensation Plan and Supplemental Savings and Investment Plan (reported in the Nonqualified Deferred Compensation Table).

(4)	Death. This column consists of a spousal annuity, the actuarial present value of which is calculated based on the lump sum of the annuity payable until the Named Officer would have reached 65. The amounts shown were calculated assuming an interest rate of 4.24%. No amounts are shown for Messrs. Hickey and Hendry because they are at least 65 years old.

(5)	In addition to the amounts shown in the applicable column, unvested restricted stock units would continue to vest in accordance with their original vesting schedule and all outstanding stock options would be exercisable for a period of three years or until the end of the original term, whichever is shorter, as described under “Equity Awards—Death, Disability or Retirement” on page 52. All such awards were reported on Forms 4 when granted and as compensation in the proxy statement for the year of grant, to the extent the executive was a “Named Officer” for that year. The estimated value as of year-end 2014 for awards that would continue to vest for the applicable Named Officers is as follows: Mr. Hickey—$1,471,650; Mr. Garcia—$13,914,777; and Mr. Moison—$2,585,078. For the assumptions used to calculate these amounts, see note 1 above. If the triggering event occurs at year-end, as assumed in the table above, each Named Officer would also be entitled to receive his annual cash bonus for the year in which the triggering event occurs (reported in column (g) of the Summary Compensation Table) and his performance-based restricted stock unit award for the three-year performance cycle ending such year (reported in note 2 to the Grants of Plan-Based Awards Table).

(6)	Disability. This column consists of the actuarial present value of additional long-term disability benefits for which each Named Officer is eligible, as described more fully on page 52. The amounts shown were calculated assuming an interest rate of 4.24%.

(7)	Retirement. As shown in this column, the Named Officers would not be entitled to receive any incremental payment or benefit upon retirement. In addition to the amounts shown in this column, unvested restricted stock units, except those subject to continued employment, would continue to vest in accordance with their original vesting schedule and all outstanding stock options would be exercisable for a period of three years or until the end of the original term, whichever is shorter, as described under “Equity Awards—Death, Disability or Retirement” on page 52. All such awards were reported on Forms 4 when granted and as compensation in the proxy statement for the year of grant, to the extent the executive was a “Named Officer” for that year. Each Named Officer would be entitled to receive his retirement benefits under the Retirement Plan and Supplemental Retirement Plan, as described on pages 45 to 47. Each Named Officer would also be entitled to receive the balance in his account under the Savings and Investment Plan, including the Company contributions made pursuant to the Company match, profit-sharing and, for all Named Officers except Mr. Cook, retirement program under the Savings and Investment Plan, as well as investment gains and losses thereon. As of year-end 2014, the balance, which remains subject to future investment gains and losses, in each Named Officer’s account from these sources was as follows: Mr. Cook—$2,477,976; Mr. Hickey—$3,250,087; Mr. Garcia—$306,815; Mr. Moison—$2,147,285; and Mr. Hendry—$750,067. The annual contributions by the Company to these accounts are reported in note 6 to the Summary Compensation Table.

If the triggering event occurs at year-end, as assumed in the table above, each Named Officer would also be entitled to receive his annual cash bonus for the year in which the triggering event occurs (reported in column (g) of the Summary Compensation Table), his performance-based restricted stock unit award for the three-year performance cycle ending such year (reported in note 2 to the Grants of Plan-Based Awards Table) and any amounts previously deferred by or allocated to him under the Deferred Compensation Plan and Supplemental Savings and Investment Plan (reported as of year-end 2014 in column (f) of the Nonqualified Deferred Compensation Table) in accordance with the distribution schedule elected by the Named Officer.
55

 COMPENSATION OF DIRECTORS

COMPENSATION OF DIRECTORS

Compensation for the non-employee directors is set by the Board at the recommendation of the Governance Committee. The substantial majority of the compensation paid to the non-employee directors is in the form of Colgate equity pursuant to the stockholder-approved 2013 Plan that provides for fixed-value annual grants, as described below.

In 2014, non-employee director compensation consisted of the following, as applicable:

Annual Fee	Shares of Common Stock equal in value to $180,000
Annual Retainer	$50,000
Lead Director Fee	$3,000 (unless Lead Director also serves as a committee chair)
Committee Chairperson Fees	$3,000 for the chair of each committee
Stock Option Grant	Options to purchase shares of Common Stock equal in value to $45,000
Expenses and Benefits	Reimbursement of travel and related expenses incurred in attending meetings; life and travel/accident insurance; and Charitable Matching Gifts Program available to U.S. employees as described below

Mr. Cook does not receive any compensation for serving on the Board.

Deferral of Compensation

Under the 2013 Plan, directors may elect to defer all or a part of their annual stock compensation. Deferred stock compensation is credited to a stock unit account, the value of which reflects changes in the market price of the Company’s Common Stock and dividends paid. No interest is paid on deferred balances. The directors also may elect to receive cash in lieu of up to 25% of the shares of the Company’s Common Stock granted and not deferred under the 2013 Plan.

Directors may elect to defer all or a part of their cash compensation under the Colgate-Palmolive Company Restated and Amended Deferred Compensation Plan for Non-Employee Directors. As with the 2013 Plan, deferred fees are credited to a stock unit account, the value of which reflects changes in the market price of the Company’s Common Stock and dividends paid. No interest is paid on deferred balances. Under both plans, distributions are made in shares of the Company’s Common Stock in annual installments or by lump sum in accordance with the distribution election made by the director.

The table included in “Stock Ownership of Directors and Executive Officers” includes information concerning directors who have elected to defer their fees.

56

 COMPENSATION OF DIRECTORS

Director Compensation

The following table shows the compensation earned by each non-employee director in 2014.

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)		Stock Awards ($)(2) (c)		Option Awards ($)(3) (d)	All Other Compensation ($)(4) (g)	Total ($) (h)
Nikesh Arora	$37,500	(5)(6)	$179,935		$44,999	$1,431	$263,865
John T. Cahill	$53,000		$179,935		$44,999	$10,008	$287,942
Helene D. Gayle	$96,517	(7)	$134,918	(7)	$44,999	$1,908	$278,342
Ellen M. Hancock	$98,017	(7)	$134,918	(7)	$44,999	$10,158	$288,092
Joseph Jimenez(8)	$51,500	(5)	$179,935	(5)	$44,999	$1,908	$278,342
Richard J. Kogan	$53,000		$179,935		$44,999	$10,158	$288,092
Delano E. Lewis	$98,017	(7)	$134,918	(7)	$44,999	$1,908	$279,842
Michael B. Polk	$25,000		$104,965		$24,961	$795	$155,721
J. Pedro Reinhard	$50,000		$179,935	(5)	$44,999	$1,908	$276,842
Stephen I. Sadove	$50,000		$179,935		$44,999	$10,158	$285,092

Notes to the Director Compensation Table

(1)	Consists of an annual retainer and lead director and committee chair fees, as described on the previous page. Because Mr. Polk became a director in June 2014, his annual retainer was prorated to reflect his service during 2014.

(2)	This column reflects the aggregate grant date fair value of stock awards granted to each non-employee director in 2014. Because Mr. Polk became a director in June 2014, he received a prorated grant of shares of the Company’s Common Stock. The grant date fair value of stock awards granted in 2014 to Mr. Polk was $63.77 per share and for each other non-employee director was $67.19 per share, in each case based on the fair market value of the Company’s Common Stock on the date of grant.

(3)	This column reflects the aggregate grant date fair value of stock option awards granted to each non-employee director in 2014. Because Mr. Polk became a director in June 2014, he received a prorated grant of stock options. The key terms of such stock options are as follows: (a) the exercise price is equal to the closing price of the Company’s Common Stock on the date of grant, (b) the term is six years and (c) they vest in equal annual installments over three years.

The grant date fair value of stock options granted in 2014 to Mr. Polk was $7.58 per option and for each other non-employee director was $8.40 per option. The estimated value of options is calculated using the Black-Scholes model. For a description of the assumptions used to calculate the amounts shown in this column, see Note 8 (“Capital Stock and Stock-Based Compensation Plans”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2014.

The aggregate number of stock options outstanding for each non-employee director as of December 31, 2014 was as follows: Mr. Arora—0; Mr. Cahill—50,137; Dr. Gayle—32,805; Mrs. Hancock—58,137; Mr. Jimenez—32,805; Mr. Kogan—58,137; Mr. Lewis—18,471; Mr. Polk—3,293; Mr. Reinhard—66,137 and Mr. Sadove—50,940.

(4)	The amounts shown consist of (a) the value of Company-paid life insurance premiums (prorated in the case of Messrs. Arora and Polk, who each served during part of 2014) and (b) matching charitable donations contributed by the Company in the director’s name pursuant to the Charitable Matching Gifts Program, which is available to all directors, U.S. retirees and U.S. employees who are actively employed on a full-time basis and have completed at least one year of service. Under the Charitable Matching Gifts Program, the Company matches an individual’s contributions of up to $8,000 per year that are made to schools and other eligible institutions. Eligible gifts up to $250 are matched on a 2:1 basis with all other eligible gifts up to $7,750 matched on a 1:1 basis. The Company does not match certain gifts such as contributions to organizations that are not tax-exempt, dues to alumni or similar groups, tuition payments, contributions to school funds or associations that are not used exclusively to support educational purposes of the institution and any gift for which the donor receives a substantial benefit.

(5)	Messrs. Arora and Jimenez elected to defer the cash retainer they earned in 2014 and Messrs. Jimenez and Reinhard elected to defer the stock retainer they earned in 2014 pursuant to the procedure described on the previous page.

(6)	Mr. Arora resigned from the Board effective September 10, 2014. Therefore, his annual retainer was prorated to reflect his service during 2014.

(7)	Dr. Gayle, Mrs. Hancock and Mr. Lewis each elected to receive 25% of her or his annual stock fee in cash to satisfy tax obligations pursuant to the procedure described on the previous page.

(8)	Mr. Jimenez resigned from the Board effective March 11, 2015.
57

 STOCK OWNERSHIP

STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers

Directors and executive officers of the Company own significant amounts of Company stock. Under the Company’s stock ownership guidelines, non-employee directors are required to own stock equal in value to at least five times their annual stock fee, and executive officers of the Company are required to own stock equal in value to at least two to eight times their salary, depending on their position.

The following table shows the beneficial ownership of Common Stock of each director, each of the Named Officers and the directors and executive officers (including the Named Officers) as a group. “Beneficial ownership” as used here means more than “ownership” as that term is commonly used. For example, a person “beneficially” owns Colgate stock not only if he or she holds it directly, but also if he or she has (or shares) the power to vote or sell the stock indirectly (for example, through a relationship, a position as a director or trustee, or a contract or understanding). Beneficial ownership also includes shares a person has the right to acquire within 60 days, for example, through the exercise of a stock option.

	Common Stock
	Amount and Nature of Beneficial Ownership(1)(2)
Name of Beneficial Owner	Directly Owned	Exercisable Options(3)		Common Stock Units		Held by Savings & Investment Plan Trustee(4)
Ian Cook(5)	1,115,297	3,002,158	(6)	—		105,403
Dennis J. Hickey(7)	316,686	334,520		—		52,643
Fabian T. Garcia	139,761	504,564		—		13,726
Franck J. Moison(8)	132,395	714,564		—		39,311
Andrew D. Hendry(9)	195,887	163,186		—		8,822
John P. Bilbrey(10)(11)	—	—		—		—
John T. Cahill(12)	30,848	38,592		20,235	(13)	—
Helene D. Gayle	20,487	6,882		—		—
Ellen M. Hancock(14)	96,077	38,592		84,651	(13)	—
Richard J. Kogan	65,904	38,592		—		—
Delano E. Lewis	3,577	—		16,894	(13)	—
Michael B. Polk(10)	1,646	—		—		—
J. Pedro Reinhard	206	54,592		46,633	(13)	—
Stephen I. Sadove	20,497	39,395		—		—
All directors and executive officers as a group (23 persons)	2,620,810	6,620,934		168,413		419,276

Notes to the Stock Ownership of Directors and Executive Officers Table

(1)	Information about Common Stock holdings is as of March 9, 2015, the record date for the Annual Meeting. Unless stated otherwise in these notes, each person named in the table owns his or her shares directly and has sole voting and investment power over such shares.

(2)	Each person named in the table beneficially owns less than 0.25% of the outstanding Common Stock, except for Mr. Cook who owns 0.45%. The directors and executive officers as a group beneficially own 1.1% of the outstanding Common Stock.

(3)	Except as noted in note 6 below, this column consists of options that are exercisable on or before May 8, 2015, which is 60 days after March 9, 2015. As of March 9, 2015, a total of 40,350,116 options were outstanding under the 2013 Plan and the predecessors to the 2013 Plan and 46,129,101 shares were available for future grants under the 2013 Plan.

(4)	Consists of Common Stock credited to or otherwise beneficially owned by executive officers under the Company’s Savings and Investment Plan. Under this plan, the Company issues Common Stock to a trustee acting on behalf of the plan. Employees who participate in the Savings and Investment Plan, including the Named Officers, have voting power over the shares allocated to their accounts under the plan, subject to the right of the plan trustee to vote such shares if a participant fails to do so. Participants have no investment power over such shares until they are distributed or diversified at the participant’s election in accordance with the terms of the plan.

(5)	Mr. Cook’s holdings include 553,066 shares of Common Stock owned jointly with his spouse and 140,202 shares of Common Stock held through grantor retained annuity trusts.

(Notes continued on next page)

58

 STOCK OWNERSHIP

(6)	Mr. Cook’s holdings include 106,886 shares of Common Stock owned by the Cook Family 2012 Trust because he has the right to reacquire such shares at any time.

(7)	Mr. Hickey’s holdings include 298,766 shares of Common Stock owned jointly with his spouse.

(8)	Mr. Moison’s holdings include 10 shares of Common Stock owned by his son.

(9)	Mr. Hendry’s holdings include 7,522 shares of Common Stock owned by a trust for the benefit of his son and 1,574 shares of Common Stock owned by his spouse, 1,520 of which are held under the Company’s Savings and Investment Plan.

(10)	Mr. Bilbrey was first elected to the Board effective March 11, 2015 and Mr. Polk was first elected to the Board effective June 11, 2014. Directors have five years from the date of their initial election to meet the Company’s stock ownership guidelines.

(11)	In accordance with the 2013 Plan, Mr. Bilbrey, who was first elected to the Board effective March 11, 2015, will receive grants in 2015 of shares of Common Stock equal in value to $150,000 and options to purchase shares of Common Stock equal in value to $37,500 on May 11, 2015.

(12)	Mr. Cahill’s holdings include 30,848 shares of Common Stock owned by the John Tobin Cahill Revocable Trust.

(13)	Consists of Common Stock units credited to one or more of the following accounts: (i) a deferred account for amounts granted under the 2013 Plan and any predecessor plans; (ii) a deferred account under the Restated and Amended Deferred Compensation Plan for Non-Employee Directors; or (iii) an account representing the accrued value under the Pension Plan for Outside Directors that was terminated as of December 31, 1996. In each case, the holder of Common Stock units has no voting or investment power over such units.

(14)	Mrs. Hancock’s holdings include 31,456 shares of Common Stock owned jointly with her spouse.
59

 STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the Company’s outstanding Common Stock as of December 31, 2014.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned as of December 31, 2014		Percent of Common Stock Outstanding as of December 31, 2014
State Street Corporation(1)	67,862,588	(2)	7.4%
State Street Financial Center
One Lincoln Street
Boston, MA 02111

The Vanguard Group	54,186,082	(3)	5.9%
100 Vanguard Blvd.
Malvern, PA 19355

BlackRock, Inc.	47,989,931	(4)	5.3%
55 East 52nd Street
New York, NY 10022

Notes to the Stock Ownership of Certain Beneficial Owners Table

(1)	State Street Bank and Trust Company, a subsidiary of State Street Corporation, is the trustee of the Colgate-Palmolive Company Employee Stock Ownership Trust (the “Trustee”).

(2)	On a Schedule 13G filed with the SEC by State Street Corporation on February 12, 2015, State Street Corporation reported that, as of December 31, 2014, it beneficially owned 67,862,588 shares of Common Stock over which it had shared voting and dispositive power.

For information regarding the voting of shares allocated to the Colgate-Palmolive Employee Stock Ownership Plan participants, please see “Questions and Answers about Colgate’s Annual Meeting—How can I vote if I am an employee participating in the Company’s Savings and Investment Plan?” The Trustee will vote unallocated shares in the same proportion in which allocated shares are voted.

(3)	On a Schedule 13G/A filed with the SEC by The Vanguard Group (“Vanguard”) on February 11, 2015, Vanguard reported that, as of December 31, 2014, it beneficially owned 54,186,082 shares of Common Stock with sole voting power over 1,510,925 shares of Common Stock, sole dispositive power over 52,758,934 shares of Common Stock and shared dispositive power over 1,427,148 shares of Common Stock.

(4)	On a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 9, 2015, BlackRock reported that, as of December 31, 2014, it beneficially owned 47,989,931 shares of Common Stock with sole voting power over 40,424,161 shares of Common Stock and sole dispositive power over 47,989,931 shares of Common Stock.
60

 STOCK OWNERSHIP

Compliance with Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and any persons owning more than 10% of a class of the Company’s stock to file reports with the SEC and the NYSE regarding their ownership of the Company’s stock and any changes in such ownership. The Company undertakes to file such reports on behalf of its directors and executive officers pursuant to a power of attorney given to certain attorneys-in-fact. Based on the Company’s review of copies of these reports and officer and director certifications, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers were complied with during 2014, except that due to administrative error by the Company, on October 31, 2014, a Form 4 was filed on behalf of Mr. Hendry for the exercise of 10,000 options and sale of all of the shares received on exercise that occurred on October 28, 2014.

61

 PROPOSALS REQUIRING YOUR VOTE

PROPOSALS REQUIRING YOUR VOTE

The following three proposals will be presented at the meeting for your vote. When voting by internet or telephone, you will be instructed how to vote for or against or abstain from voting on these proposals. If you received a printed copy of your proxy materials, space is provided on the proxy card to vote for or against or abstain from voting on each of the proposals.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has nominated ten people for election as directors at the Annual Meeting. All nominees are currently serving as directors of the Company. All nominees, except Messrs. Polk and Bilbrey, were elected at the 2014 Annual Meeting. Mr. Polk was elected by the Board effective June 11, 2014 and Mr. Bilbrey was elected by the Board effective March 11, 2015. If you elect these nominees, they will hold office until the next Annual Meeting or until their successors have been elected and qualified.

The nominees are John P. Bilbrey, John T. Cahill, Ian Cook, Helene D. Gayle, Ellen M. Hancock, Richard J. Kogan, Delano E. Lewis, Michael B. Polk, J. Pedro Reinhard and Stephen I. Sadove. Biographical information regarding the nominees and information regarding the skills and qualifications of the nominees appears on pages 12 to 16 of this Proxy Statement.

The Board of Directors recommends a vote FOR the nominees for director listed above.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We are asking you to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015. PricewaterhouseCoopers LLP has audited the accounts of the Company since May 2002. The members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm is in the best interests of the Company and our stockholders.

The Audit Committee approves the fees billed or expected to be billed by PricewaterhouseCoopers LLP for their services. Such fees for services rendered to the Company during 2014 and 2013 are set forth below. The Audit Committee has concluded that the provision to the Company of the non-audit services by PricewaterhouseCoopers LLP described below did not and does not impair or compromise their independence. All such services were pre-approved by the Audit Committee in accordance with the pre-approval policy described below.

PricewaterhouseCoopers LLP Fees

(in millions)

	2014	2013
Audit Fees	$10.7	$10.2
Audit-Related Fees	0.4	0.2
Tax Fees	1.6	2.5
All Other Fees	—	—
Total	$12.7	$12.9

Audit Fees

These amounts represent fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audits of the Company’s annual financial statements for the years ended December 31, 2014 and 2013 and the effectiveness of its internal control over financial reporting as of December 31, 2014 and 2013, the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services related to statutory and regulatory filings and engagements for such fiscal years.

Audit-Related Fees

These amounts represent fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered that were reasonably related to the performance of the audits or the reviews of the Company’s financial

62

 PROPOSALS REQUIRING YOUR VOTE

statements in 2014 and 2013 (but which are not included under “Audit Fees” above). Audit-Related fees consist primarily of certain agreed-upon procedures engagements.

Tax Fees

These amounts represent fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered relating to tax compliance, tax advice and tax planning in various tax jurisdictions around the world. This category includes fees of $0.2 million and $0.6 million for the years ended December 31, 2014 and 2013, respectively, related to tax compliance services for the Company’s expatriate employee programs. The remaining fees were associated with assistance in tax return filings, tax audits and refund claims, as well as advice on interpretation of and compliance with tax laws and tax valuation services (aggregating $1.4 million and $1.9 million in the years ended December 31, 2014 and 2013, respectively).

All Other Fees

None.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by the Company’s independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and also pre-approves detailed types of audit-related and permitted tax services, subject to certain dollar limits, that may be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities are reported to the Audit Committee at each regularly scheduled meeting.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions. For additional information about the Audit Committee’s oversight of PricewaterhouseCoopers LLP, see “Audit Committee Report.”

The Board of Directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company asks that you indicate your support for the executive compensation, as described in this Proxy Statement, of the executive officers of the Company named in the Summary Compensation Table appearing on page 38. The Company is providing stockholders with this vote pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. The Company currently intends to submit the executive compensation to an advisory vote at its Annual Meeting of Stockholders each year, consistent with the advisory vote of the stockholders at the Company’s 2011 Annual Meeting of Stockholders.

The Board of Directors is asking you to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the stockholders of Colgate-Palmolive Company (the “Company”) approve the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed in the proxy statement for the 2015 Annual Meeting of the Company’s stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

The Compensation Discussion and Analysis, beginning on page 25, describes the Company’s executive compensation programs and the compensation decisions made by the Personnel and Organization Committee and the Board of Directors for 2014 with respect to the Chief Executive Officer and the other officers named in the Summary Compensation Table (referred to as the “Named Officers”). As described in detail in the Compensation Discussion and Analysis and highlighted in the section captioned “Executive Summary,” the key principle underlying the Personnel and Organization Committee’s compensation philosophy is pay for performance and, in 2014, approximately 75-90% of total compensation paid to Colgate’s Named Officers was performance-based, with incentive award payouts varying based on the Company’s business performance and, in the case of stock options, the performance of the Company’s Common Stock. This direct link between incentive payments and achievement of business goals and shareholder value has helped drive the Company’s strong and consistent performance year after year.

63

 PROPOSALS REQUIRING YOUR VOTE

For these reasons, the Board is asking you to support this proposal. Because your vote is advisory, it will not be binding on the Board. However, the Board and the Personnel and Organization Committee will review the voting results in their entirety and take them into consideration when making future decisions regarding executive compensation.

The Board of Directors recommends a vote FOR the executive compensation of the Company’s Named Officers, as described in this Proxy Statement.

OTHER MATTERS

As of the date of this Proxy Statement’s printing, we do not intend to submit any matters to the meeting other than those set forth herein, and we know of no additional matters that will be presented by others. However, if any other business should come before the meeting and you have voted by proxy, the members of the Proxy Committee have discretionary authority to vote your shares with respect to such matters in accordance with their best judgment.

By order of the Board of Directors.

Jennifer M. Daniels

Chief Legal Officer and Secretary

64

 ANNEX A

Reconciliation of Non-GAAP Financial Measures

	2011	2012	2013	2014
Diluted Earnings Per Share As Reported—GAAP	$2.47	$2.57	$2.38	$2.36
Global Growth & Efficiency Program		0.07	0.30	0.23
Venezuela Remeasurement Charges			0.12	0.23
Gain on Sale of Colombia Detergent Business	(0.14)
Charges for European Competition Law Matters	0.02		0.03	0.04
Costs Related to the Sale of Land in Mexico	0.01	0.02	0.01
Charge for a Foreign Tax Matter				0.07
Business Realignment Initiatives	0.15	0.02
Diluted As Adjusted Earnings Per Share—Non-GAAP	$2.51	$2.68	$2.84	$2.93

	2012	2013	2014
Net Sales Growth—GAAP	2.10%	2.00%	(0.80)%
Acquisitions and Divestments Impact	(0.30)	0.10
Foreign Exchange Impact	4.00	3.80	5.70
Organic Sales Growth—Non-GAAP	5.80%	5.90%	4.90%
A-1

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS AND PROXY STATEMENT

300 PARK AVENUE
NEW YORK, NY 10022-7499

YOUR VOTE IS IMPORTANT
VOTE BY INTERNET / TELEPHONE / MAIL
24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY INTERNET - www.proxyvote.com
Use the internet to vote up until 11:59 p.m. Eastern Daylight Time on May 7, 2015. Have your proxy card in hand when you access the website and follow the instructions.

VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to vote up until 11:59 p.m. Eastern Daylight Time on May 7, 2015. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Detach the below proxy card. Mark, sign and date your proxy card. Return it in the postage-paid envelope enclosed or mail it to Colgate-Palmolive Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so we receive it by 11:59 p.m. Eastern Daylight Time on May 7, 2015.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote “FOR” each of the nominees for director.

1.	Election of directors
	Nominees:		FOR	AGAINST	ABSTAIN
	1a.	John P. Bilbrey	☐	☐	☐

	1b.	John T. Cahill	☐	☐	☐

	1c.	Ian Cook	☐	☐	☐

	1d.	Helene D. Gayle	☐	☐	☐

	1e.	Ellen M. Hancock	☐	☐	☐

	1f.	Richard J. Kogan	☐	☐	☐

	1g.	Delano E. Lewis	☐	☐	☐

	1h.	Michael B. Polk	☐	☐	☐

	1i.	J. Pedro Reinhard	☐	☐	☐

	1j.	Stephen I. Sadove	☐	☐	☐

The Board of Directors recommends a vote “FOR” proposals 2 and 3.		FOR	AGAINST	ABSTAIN

2.	Ratify selection of PricewaterhouseCoopers LLP as Colgate’s independent registered public accounting firm.	☐	☐	☐

3.	Advisory Vote on Executive Compensation.	☐	☐	☐

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations as specified above. In its discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting.

Stockholder Meeting Ticket Request: To attend the meeting, please check the box below to request an admission ticket. You may also request a ticket by going to the “Shareholder meeting ticket request” link at www.proxyvote.com.

		Yes	No

Request Admission Ticket to Annual Meeting.		☐	☐

Request Guest Admission Ticket to Annual Meeting.		☐	☐

NOTE: Please sign within the box below exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When signing as corporate officer, please give full corporate name and officer’s title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING
OF
COLGATE-PALMOLIVE COMPANY STOCKHOLDERS

Friday, May 8, 2015
Marriott Marquis Hotel
10:00 a.m.
Broadway Ballroom
1535 Broadway
(Between 45th and 46th Streets)
New York, NY 10036

Your vote is important to us. You may vote your proxy by internet, telephone or mail. Please vote your proxy at your earliest convenience even if you plan to attend the meeting. Voting instructions appear on the reverse side of this card. Your vote is held in confidence by our outside tabulator, Broadridge Financial Solutions, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting of Stockholders and Proxy Statement and Annual Report are available at www.proxyvote.com.

COLGATE-PALMOLIVE COMPANY

Proxy Solicited by the Board of Directors
for Annual Meeting on May 8, 2015

The undersigned hereby appoints as proxies, with full power of substitution to each, IAN COOK, ELLEN M. HANCOCK and DELANO E. LEWIS (the Proxy Committee) to vote as designated on the reverse side all shares that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held in New York, New York on May 8, 2015 or at any adjournments thereof. Action hereunder may be taken by a majority of said proxies or their substitutes who are present, or if only one be present, then by that one.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations as set forth on the reverse side of this card. The Proxy Committee cannot vote the shares unless you sign and return this card or vote by internet or telephone in accordance with the applicable instructions.

(Continued and to be signed on the reverse side.)